UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Quest Diagnostics

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, New Jersey 07071
(201) 393-5000

March 28, 2006

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2006 Annual Meeting of Shareholders of Quest Diagnostics Incorporated. The meeting will be held at 10:30 a.m. EDT on Thursday, May 4, 2006, at The Waldorf-Astoria, 301 Park Avenue, New York, New York.

Attendance at the meeting will be limited to shareholders of record at the close of business on March 20, 2006, or their duly appointed proxy holders (not to exceed one proxy per shareholder). If you plan to attend the meeting, please review, “How can I attend the annual meeting?” on page 3, for information about our admittance procedures.

At the meeting, you will vote on a number of important matters described in the attached proxy statement.

Your vote is very important. Whether you plan to attend the meeting or not, I urge you to vote your shares. Most shareholders have a choice of voting by signing and returning your proxy card or by voting by telephone or the Internet. Instructions on how to vote are included with your proxy card and these proxy materials.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

Surya N. Mohapatra, Ph.D. Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 28, 2006

To the Shareholders of
Quest Diagnostics Incorporated:

Date:	Thursday, May 4, 2006
Time:	10:30 a.m. EDT
Place:	The Waldorf-Astoria 301 Park Avenue New York, New York 10022
Items of Business:	•	Elect one class of directors for a three-year term;
	•	Ratify the selection of our independent registered public accounting firm for 2006;
	•	Act on a proposal to approve an amendment to our charter to increase our authorized shares;
	•	Act on a proposal to approve an amended employee stock purchase plan; and
	•	Consider any other business properly brought before the meeting.
Record Date:	March 20, 2006. Holders of Quest Diagnostics common stock of record at the close of business on that date are entitled to vote at the meeting.
By order of the Board of Directors,

Sirisha Gummaregula Corporate Secretary

It is important that your shares be represented and voted whether or not you plan to attend the meeting.
YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:
1.	VIA THE INTERNET: Visit www.cesvote.com.
2.	BY PHONE: Call 1-888-693-8683.
3.	BY MAIL: Promptly return your signed and dated proxy card/voting form in the enclosed postage pre-paid envelope.

PROXY STATEMENT

      QUEST DIAGNOSTICS INCORPORATED
1290 Wall Street West
Lyndhurst, New Jersey 07071
(201) 393-5000

INFORMATION ABOUT OUR 2006 ANNUAL MEETING

       This proxy statement and form of proxy and voting instructions are being mailed, starting March 31, 2006.

Who is soliciting my vote?

       The Board of Directors of Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics,” the “Company,” “we” or “our”) is soliciting your vote for our 2006 annual meeting.

What will I vote on?

       You are being asked to vote on:

•	the election of three directors for a three-year term;

•	the ratification of the selection of our independent registered public accounting firm for 2006;

•	a proposal to approve an amendment to our charter to increase our authorized shares; and

•	a proposal to approve an amended employee stock purchase plan.

What is the record date for the annual meeting?

       The close of business on March 20, 2006 is the record date for determining those shareholders who are entitled to vote at the annual meeting and at any adjournment or postponement.

How many votes can be cast by all shareholders?

       Holders of our common stock, par value $0.01 per share, as of the close of business on the record date will be entitled to vote at the annual meeting of shareholders. On that date, there were 198,250,639 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the annual meeting. There is no cumulative voting.

How many votes must be present to hold the annual meeting?

       A majority of the votes that may be cast, or 99,125,320 votes, present in person or represented by proxy, is needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting. That will help us to know as soon as possible that enough votes will be present to hold the annual meeting.

How do I vote?

       You may vote at the annual meeting by proxy or in person.

       If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by mail using the enclosed proxy card, by telephone, on the Internet or by attending the annual meeting and voting in person as described below.

       If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

Vote on the Internet

       You can choose to vote on the Internet by visiting www.cesvote.com. The directions for Internet voting are on your proxy card or voting instruction form.

Vote by Mail

       If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

Vote by Telephone

       You can also vote by calling 1-888-693-8683.

Vote at the Annual Meeting

       If you want to vote in person at the annual meeting and you hold your shares in street name, you must obtain an additional proxy from your broker, bank or other holder of record authorizing you to vote. You must bring this proxy to the annual meeting.

How many votes will be required to elect a director or to adopt the proposals?

•	To elect directors to the Board, a plurality of the votes cast at the annual meeting is needed. A plurality means that the three nominees receiving the largest number of votes cast will be elected.

•	To ratify the selection of our independent registered public accounting firm, approve the amendment to our charter to increase our authorized shares, approve the amended employee stock purchase plan and any other matters properly raised at the annual meeting, a majority of the shares represented at the annual meeting and entitled to vote is needed.

Can I change or revoke my proxy?

       Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

•	send in a new proxy card with a later date;

•	send a written revocation to the Corporate Secretary;

•	cast a new vote by telephone or the Internet; or

•	attend the annual meeting and vote in person.

       Written revocations of a prior vote must be sent by mail to Sirisha Gummaregula, Corporate Secretary, at Quest Diagnostics Incorporated, 1290 Wall Street West, Lyndhurst, New Jersey 07071. If you attend the annual meeting and vote in person, your vote will revoke any previously submitted proxy.

What if I do not indicate my vote for one or more of the matters on my proxy card?

       If you return a signed proxy card without indicating your vote, your shares will be voted:

•	for the election of the three persons named under the caption “Election of Directors;”

•	for the ratification of the selection of the independent registered public accounting firm;

•	for the approval of the amendment to our charter to increase our authorized shares; and

•	for the approval of the amended employee stock purchase plan.

What if I withhold my vote or I vote to abstain?

       In the election of directors, you can vote for the three directors named on the proxy card, or you can indicate that you are withholding your vote from one or more of the directors. Withheld votes will not affect the vote on the election of directors.

       In connection with the proposals to ratify the selection of our independent registered public accounting firm, approve the amendment to our charter to increase our authorized shares and approve the amended employee stock purchase plan, you may vote for or against the proposals, or you may abstain from voting on the proposals. Abstentions on the proposal to ratify the selection of our independent registered public accounting firm, approve the amendment to our charter to increase our authorized shares or approve the amended employee stock purchase plan will have the same effect as a vote against the proposals.

What happens if I do not vote?

       If you do not vote shares held in your name, those shares will not be voted.

       If your shares are held through a broker, your shares can be voted on the election of directors, the ratification of the selection of our independent registered public accounting firm and the approval to amend our charter to increase our authorized shares in your broker's discretion.

       No broker may vote your shares on the proposal to approve the amended employee stock purchase plan without your specific instructions.

       If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they do not vote. Broker non-votes will have no effect on the election of directors, the ratification of the selection of the independent registered public accounting firm, the proposal to approve the amendment to our charter to increase our authorized shares, or the proposal to approve the amended employee stock purchase plan.

What if there is voting on other matters?

       Our by-laws require prior notification of a shareholder's intent to vote on other matters at the annual meeting. The deadline has passed and we have not received any notifications. If other matters properly arise at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.

Will the Company's independent registered public accounting firm be present at the annual meeting?

       Yes, representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to answer your questions and will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of the Board of Directors of the Company has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2006 fiscal year, subject to ratification by shareholders.

Will the directors attend the annual meeting?

       Our policy is, where practical, to schedule the annual meeting of shareholders on a day on which we also schedule a regular meeting of the Board. This year, we have scheduled a regular meeting of the Board on the date of the annual meeting of shareholders. We encourage our directors to attend each annual meeting of shareholders and expect that all of our directors will attend the annual meeting this year. All of our directors attended the 2005 annual meeting of shareholders.

How can I attend the annual meeting?

       Only shareholders as of the record date, March 20, 2006 (or their proxy holders), may attend the annual meeting. If you plan to attend the annual meeting or appoint someone to attend as your proxy, please check the box on your proxy card, or, if you are voting by telephone or the Internet, follow the instructions provided to indicate your plan to attend. You or your proxy holder will then need to show photo identification to pick up your admittance card at the shareholders' admittance desk at the annual meeting.

       If you do not inform us in advance that you plan to attend the annual meeting, you will need to bring with you:

•	photo identification; and

•	if you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the annual meeting is postponed or adjourned?

       Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

Do any shareholders beneficially own more than 5% of our common stock?

       Yes. According to public filings, as of March 15, 2006, GlaxoSmithKline plc is the only holder known to us to be the beneficial owner of more than 5% of our common stock. For further information, please see “Stock Ownership Information” on page 21.

How can I review the list of shareholders eligible to vote?

       A list of shareholders as of the record date will be available for inspection and review upon request of any shareholder to our Corporate Secretary at 1290 Wall Street West, Lyndhurst, New Jersey 07071. We will also make the list available at the annual meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

       The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson Shareholder Communications, Inc. to distribute and solicit proxies and we will pay for their distribution and solicitation services an estimated fee of $12,000, plus expenses.

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2007 ANNUAL MEETING

How do I submit a proposal for the 2007 annual meeting?

       If you want your proposal to be included in next year's proxy statement, you should send it to the Corporate Secretary at the Company's principal executive offices at 1290 Wall Street West, Lyndhurst, New Jersey 07071. We must receive your proposal by the close of business on December 1, 2006.

       If you want to present your proposal for consideration at the 2007 annual meeting, but do not meet the deadline for inclusion in the proxy statement, our by-laws require that notice of your proposal be received by the Corporate Secretary at the Company's principal executive offices between January 1, 2007 and February 15, 2007 and conform to the requirements in our by-laws.

How do I nominate a candidate for director at the 2007 annual meeting?

       You must notify the Lead Independent Director by sending an e-mail to LeadIndependentDirector@quest diagnostics.com or by writing to the Board of Directors or any independent board member c/o the Corporate Secretary at the Company's principal executive offices at 1290 Wall Street West, Lyndhurst, New Jersey 07071 of your nominations between January 1, 2007 and February 15, 2007. Your notice must also conform to the requirements in our by-laws.

MATTERS TO BE CONSIDERED AT THE 2006 ANNUAL MEETING

Proposal No. 1   Election of Directors

       The Company's Restated Certificate of Incorporation, as amended, requires the Company to have at least three directors but not more than twelve directors. The number of directors is set by the Board of Directors of the Company (the “Board of Directors” or the “Board”). The Board presently consists of eleven directors. The Board is divided into three classes with three-year terms. New directors elected by the Board serve until the first annual meeting and are then assigned to a class for election by shareholders. At this meeting, three directors are seeking election for a three-year term expiring in 2009. Certain information as of March 15, 2006 concerning each of the nominees and continuing directors and their business experience during the past five years is provided below.

Nominees for Election

       Each nominee is currently a director of the Company. Each nominee has consented to serve if elected. The terms of these three directors seeking election expire at the adjournment of the 2006 annual meeting.

Nominees for the Board with Terms Expiring at the 2009 Annual Meeting

Jenne K. Britell, Ph.D., 63, has been the Chairman and Chief Executive Officer of Structured Ventures, Inc., a firm that advises domestic and foreign companies on financial services and product strategy, since 2001. From 1996 to 2000, she was a senior officer of GE Capital, serving as President of GE Capital Global Commercial & Mortgage Banking and Executive Vice President of GE Capital Global Consumer Finance from 1999 to 2000 and serving as President and Chief Executive Officer of GE Capital Central and Eastern Europe from 1998 to 1999. Dr. Britell is a director of Aames Investment Corporation, Crown Holdings, Inc., Lincoln National Corporation and West Pharmaceutical Services, Inc. Dr. Britell has been a director of Quest Diagnostics since August 2005.

Gail R. Wilensky, Ph.D., 62, is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission, which advises Congress on all issues relating to Medicare. From 1995 to 1997 she chaired the Physician Payment Review Commission, which advised Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Cephalon Inc., Gentiva Health Services, Inc., Manor Care Inc., SRA International, Inc. and United Healthcare Corporation. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.

John B. Ziegler, 60, was the President, Worldwide Consumer Healthcare, GlaxoSmithKline plc (the parent of SmithKline Beecham plc) from 1998 to January 2006. Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare-North American Division. He became Executive Vice President of SmithKline Beecham from 1996 to 1998. He has been a director of Quest Diagnostics since May 2000. Mr. Ziegler has been recommended by SmithKline Beecham for nomination as a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See “Related Transactions—Stockholders Agreement.”

Directors Not Up for Election

Members of the Board Continuing in Office with Terms Expiring at the 2007 Annual Meeting

John C. Baldwin, M.D., 57, is the President and Chief Executive Officer of CBR Institute for Biomedical Research. From 1998 to 2005, Dr. Baldwin was the Associate Provost for Health Affairs at Dartmouth College and Professor of Surgery at Dartmouth Medical School. From 1994 to 1998, Dr. Baldwin was the head of the surgical programs at Baylor College of Medicine and its affiliated hospitals. Dr. Baldwin was also the Governor of the American College of Surgeons from 1991 through 1997 and the President of the International Society of Cardiothoracic Surgeons in 1999. Dr. Baldwin has served as the Vice-Chair of the Board of Overseers of Harvard University. Dr. Baldwin is a director of Massey Energy Co. Dr. Baldwin has been a director of Quest Diagnostics since May 2004.

William R. Grant, 81, is the Vice-Chairman of Galen Associates, a venture capital firm, which he co-founded in 1989. From 1989 to February 2006, he was the Chairman of Galen Associates. From 1987 to 1989, he was Chairman of New York Life International and from 1979 to 1987, he was President and Chairman of MacKay-Shields Financial Corp. He is also a former director and Vice Chairman of SmithKline Beecham plc, and is currently a director of Advanced Medical Optics, Inc. (non-executive Chairman), Massey Energy Co., and Vasogen Inc. Mr. Grant has been a director of Quest Diagnostics since August 1999.

Surya N. Mohapatra, Ph.D., 56, is Chairman of the Board, President and Chief Executive Officer of Quest Diagnostics. Prior to joining the Company in February 1999 as Senior Vice President and Chief Operating Officer, he was Senior Vice President of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra was appointed President and Chief Operating Officer in June 1999, the Chief Executive Officer in May 2004, and Chairman of the Board in December 2004. Dr. Mohapatra has been a director of Quest Diagnostics since October 2002.

Members of the Board Continuing in Office with Terms Expiring at the 2008 Annual Meeting

William F. Buehler, 66, retired in 2001 as Vice Chairman of Xerox Corporation, which he joined in 1991. At Xerox, Mr. Buehler was responsible for five business groups: Production Systems, Office Document Products, Document Services, Channels and Supplies. He also oversaw Corporate Strategic Services, Business Development and Systems Software and Architecture. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler is a director of A.O. Smith. Mr. Buehler has been a director of Quest Diagnostics since July 1998.

Rosanne Haggerty, 45, is the founder and President of Common Ground Community, a not-for-profit organization that develops strategies to end homelessness in New York City. Prior to founding Common Ground Community in 1990, she was the coordinator of housing development at Brooklyn Catholic Charities. Ms. Haggerty is a 2001 MacArthur Foundation Fellow. Ms. Haggerty has been a director of Quest Diagnostics since February 2002.

Gary M. Pfeiffer, 56, is the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. Mr. Pfeiffer joined DuPont in 1974, where he has held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer is a director of Talbots, Inc. Mr. Pfeiffer has been a director of Quest Diagnostics since December 2004.

Daniel C. Stanzione, Ph.D., 60, retired from Lucent Technologies Incorporated in 2000 and is President Emeritus of Bell Laboratories. Dr. Stanzione began his career in 1972 with Bell Laboratories, where he led the teams working on the first microprocessors and digital signal processors. He was appointed president of Network Systems, Lucent's largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of InterNAP Network Services Corporation. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Proposal No. 2	Ratification of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2006

       The Audit and Finance Committee has approved the selection of PricewaterhouseCoopers LLP (“PWC”) to serve as our independent registered public accounting firm for 2006.

       Our by-laws do not require that our shareholders ratify the selection of PWC as the independent registered public accounting firm. The Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the shareholders' vote. Even if the selection of PWC is ratified, the Audit and Finance

Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

       Representatives of PWC are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

       For information concerning the selection of PWC, see “Report of the Audit and Finance Committee” on page 36. For information concerning fees paid to PWC, see “Fees and Services of PricewaterhouseCoopers LLP” on page 37.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

Proposal No. 3   Approval of Amendment to Our Charter to Increase Our Authorized Shares

       On February 16, 2006, your Board unanimously declared advisable an amendment to Quest Diagnostics' Restated Certificate of Incorporation to provide for an increase in the number of shares of common stock, par value $0.01 per share, included in the authorized capital of the Company, from 300,000,000 shares to 600,000,000 shares, subject to the approval of the amendment by the shareholders at the 2006 Annual Meeting of Shareholders. The proposed amendment would not change the number of shares of preferred stock of the Company that is currently authorized (10,000,000 preferred shares). The text of this proposed amendment is included in the Certificate of Amendment attached as Appendix A to this Proxy Statement.

Overview. Quest Diagnostics is required by Delaware law to obtain shareholder approval for any amendment to our Restated Certificate of Incorporation. After considering Quest Diagnostics' current number of issued and outstanding shares of common stock, our current outstanding equity obligations and various other factors discussed in “Reasons for Proposal” below, your Board of Directors has determined that it is necessary to increase the number of shares of common stock authorized for issuance from 300,000,000 shares to 600,000,000 shares. If approved by our shareholders, the increase in authorized capital would become effective by filing the Certificate of Amendment with the Secretary of State of the State of Delaware, which we plan to do as soon as reasonably practicable after the 2006 Annual Meeting of Shareholders.

Reasons for Proposal. Your Board believes that the proposed amendment will restore the flexibility for issuances of equity that was available to the Board prior to the stock split effected on June 20, 2005, thus maintaining the Company's ability to respond to various corporate opportunities which may arise in the future while continuing to have enough shares in reserve to satisfy current obligations. Following the 2:1 stock split effected on June 20, 2005, the Company had 198,250,639 shares of common stock issued and outstanding as of March 20, 2006. The unissued shares would be available for issuance from time to time for various corporate purposes, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The increase in authorized capital would mean that the additional authorized shares would be available for issuance from time to time at the discretion of your Board without further shareholder action except as may be required for a particular transaction by law, the policies of the New York Stock Exchange or any contractual obligations of the Company that may be in effect at the time of issuance which will in many cases avoid any potential expense or delay in connection with obtaining shareholder approval for a particular issuance of shares.

Principal Effects on Rights of Current Shareholders. The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, the proposal to increase the authorized capital of the Company may affect the rights of existing holders of common stock to the extent that future issuances of common stock reduce each existing shareholder's proportionate ownership and voting rights in the Company. In addition, possible dilution caused by future issuances of common stock could lead to a decrease in Quest Diagnostics' net income per share in future periods and a resulting decline in the market price of Quest Diagnostics' common stock. Shareholders of the Company have no preemptive rights with respect to common stock. Thus, should the Board of Directors elect to issue additional shares with respect to common stock, existing shareholders would not have any preferential rights to purchase such shares. Although an increase in the number of authorized shares of common stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Company is not proposing this amendment to the Restated Certificate of Incorporation in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, or solicitation in opposition to management. It is not anticipated that adoption of the amendment would have any other effect on the holders of Quest Diagnostics' common stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Proposal No. 4   Approval of Amended Employee Stock Purchase Plan

       On February 16, 2006, upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the Amended and Restated Employee Stock Purchase Plan (the “Program”), subject to approval by our shareholders at the 2006 Annual Meeting of Shareholders. The Program is an amendment and restatement of the Company's Employee Stock Purchase Plan, which has been in effect since January 1, 1997 and was most recently approved by the Board of Directors in 2005, and is now being presented for approval by our shareholders. The Program will be applicable only to shares purchased and transferred on or after the date it is approved by the shareholders (the “Program Effective Date”). We believe that the Program encourages and assists our employees to acquire shares of our common stock thereby better aligning their interests with other shareholders, helps provide for future financial security of our employees and fosters good employee relationships. Therefore, combined with the other benefits that we provide to our employees, we believe that the Program is helpful in attracting, retaining and motivating employees.

       A general description of the principal features of the Program is set forth below, but this description is qualified in its entirety by reference to the full text of the Program attached hereto as Appendix B.

Purpose. The purpose of the Program is to provide eligible employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing common stock from the Company on favorable terms and paying for such purchases through periodic payroll deductions.

Administration. The Program is administered by a committee appointed by the Board of Directors, consisting of at least three employees of the Company (the “Committee”).

Eligibility. Any person who is employed by the Company (or by a subsidiary or other entity designated by the Committee) and is regularly scheduled to work for at least 20 hours per week is eligible to participate in the Program. No employee can participate in the Program if the employee would, immediately after participating in the Program, own stock of the Company possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary companies. Non-employee directors are not eligible to participate in the Program. As of December 31, 2005, approximately 36,000 employees were eligible to participate in the Program.

Shares Subject to the Program. The shares subject to the Program are shares of Quest Diagnostics Incorporated common stock, par value $0.01 per share. 5,000,000 shares have been reserved for issuance under the Program after the Program Effective Date. The market value of the 5,000,000 shares reserved for issuance under the Program, as of March 15, 2006, was $261,150,000.

Adjustments. The Program allows the Board to make proportionate adjustments to the number of shares approved for the Program in connection with any increase or decrease in the number of issued shares of the Company's common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company's common stock, or any other change affecting the Company's common stock, as the Board determines may be required to preserve the benefits or potential benefits intended under the Program.

Except for the adjustments described above, no issuance by the Company of shares of stock of any class or securities convertible into shares of stock or any class will affect, and no adjustment will be made by reason of such issuance to, the number or price of shares that are subject to the Program.

Offering Period. On the last business day of each calendar month or such other period as the Committee may determine (the “Offering Period”), the Company will make an offering to eligible employees to purchase shares under the Program.

Participation in the Program. An employee eligible to participate in the Program on the first day of any Offering Period may participate in the offering for that Offering Period by completing and forwarding by a date, selected by the Committee, prior to that Offering Period a payroll deduction authorization form to the employee's appropriate payroll location. The payroll deduction may not exceed the greater of 10% of the base salary the employee receives during the Offering Period and such lesser amount as is determined by the Committee. During the Offering Period, the Company will be deemed to make a matching contribution of an additional amount to the employee's payroll deduction account equal to 0.1765 multiplied by the amount of the payroll deduction authorized by the employee.

Payroll deductions made during an Offering Period may not be withdrawn from the employee's payroll deduction account except if required in connection with the suspension or amendment of the Program or, subject to the approval of the Committee, in the event of an employee's death and upon the request of his estate.

Purchase of Shares. Each employee participating in any offering under the Program will be granted an option to purchase, upon the effective date of such offering, as many shares as may be purchased with the funds in the employee's payroll deduction account.

The price for each share will be the per share market price of the Company's common stock on the last business day of any Offering Period. The account of each participating employee will be totaled and the funds in the employee's account, including the additional amounts deemed to be contributed by the Company as of that date, will be used to purchase shares. The employee will be deemed to have exercised an option to purchase such shares at the market price and the employee's account will be charged for the amount of the purchase. The “market price” of shares for this purpose means the closing price of shares of the Company's common stock on a given day as reported in the Wall Street Journal or, if no sales of the Company's common stock were made on that day, the closing price of such shares on the next preceding day on which sales were made.

To the extent an employee is deemed to have exercised an option to purchase fractional shares under the Program, the value of the fractional shares will be paid to the employee in cash at the same time he or she is delivered certificates for whole shares purchased during the Offering Period.

Amendments. The Board of Directors (or any officer of the Company to whom it delegates such authority) may at any time, or from time to time, amend or suspend the Program in any respect, including retroactively to the extent necessary, except that no such action will be made without shareholder approval if such approval is required under tax or stock exchange rules and regulations.

Termination. The Program and all rights of employees under any offering will terminate on the earlier of the day that participating employees become entitled to purchase a number of shares greater than the number of shares remaining available under the Program and at any earlier time, at the discretion of the Board of Directors. However, no offering under the Program shall be made which shall extend beyond the tenth anniversary of the Program Effective Date.

Federal Income Tax Consequences. The following is a general summary of the federal income tax consequences related to participation in the Program. It is not intended to provide or supplement tax advice to employees. Employees should consult their own tax advisor to determine the actual federal, state, local and/or foreign tax consequences to them and the effect, if any, of gift, estate and inheritance taxes of participating in the Program in light of their particular circumstances.

An employee will have already recognized taxable income, and the Company generally is entitled to a deduction, for compensation paid to him or her and subsequently used to purchase common stock under the Program. Additionally, an employee will recognize taxable income pursuant to the Program in respect of common stock purchased with the additional contribution made by the Company to the account. The amount of income the employee recognizes will be equal to the fair market value of the common stock purchased with such additional contribution at the end of the Offering Period. This amount, together with the amount initially deducted by the employee from his or her compensation, will be the employee's tax basis for the common stock purchased under the Program. The holding period begins on that day for purposes of determining whether the employee has long-term or short-term capital gain or loss on a subsequent sale of common stock. The Company generally will be entitled to a deduction with respect to the taxable income recognized by the employee in respect of the additional contribution made by the Company.

Summary of Benefits

       It is not possible to determine the number of shares that will be purchased under the Program in the future by any particular individual. The table below shows the number of shares purchased from Company contributions during 2005 under the Program.

New Plan Benefits

	Employee Stock Purchase Plan
Name and Position	Dollar Value($)(1)	Number of Shares(2)
Surya N. Mohapatra Chairman, President and Chief Executive Officer	0	0
Robert A. Hagemann Senior Vice President and Chief Financial Officer	5,030	100
David M. Zewe Senior Vice President, Diagnostic Testing Operations	689	14
Michael E. Prevoznik Senior Vice President and General Counsel	918	18
Robert E. Peters Vice President, Sales and Marketing	1,147	23
Executive Group	7,784	155
Non-Executive Director Group	Not applicable	Not applicable
Non-Executive Officer Employee Group	3,098,755	61,790

(1)	The amounts in this column represent the matching contributions made by the Company with respect to 2005 payroll deductions (representing 17.65% of the applicable employee contribution).

(2)	The amounts in this column represent the number of shares purchased or contributed by the Company attributable to matching contributions made by the Company with respect to 2005 payroll deductions, after giving effect to the stock split on June 20, 2005. The amounts do not include the number of shares purchased or contributed by the Company attributable to employee contributions with respect to 2005 payroll deductions, which aggregated 0 shares for Dr. Mohapatra; 567 shares for Mr. Hagemann; 78 shares for Mr. Zewe; 104 shares for Mr. Prevoznik; 130 shares for Mr. Peters; 879 shares for the executive group and 349,978 shares for the non-executive officer employee group.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Governance Practices

       The Board of Directors believes that good corporate governance is critical to achieve business success. The Board has adopted a set of Corporate Governance Guidelines to enhance its own effectiveness and to implement best practices for the Company's corporate governance. These principles are reviewed from time to time for possible revision to respond to changing regulatory requirements, evolving best practices and the concerns of our shareholders. Our Corporate Governance Guidelines are published on our website at www.questdiagnostics.com. Highlights of our corporate governance practices are described below.

Independence of the Board of Directors

•	A substantial majority of the Board were independent directors during 2005 (8 of 11 members) and will be independent directors following the 2006 Annual Meeting of Shareholders (9 of 10 members), as defined under the New York Stock Exchange listing standards. See “Director Independence” on page 18 for further information regarding the independence of the directors.

•	The Audit and Finance Committee, Compensation Committee, Governance Committee and Quality, Safety & Compliance Committee are composed solely of independent directors.

•	Each standing committee, other than the Executive Committee, is chaired by an independent director.

•	None of the independent directors receives any consulting or other non-director fees from the Company.

Shareholder Access and Rights

•	Shareholders are asked to ratify the selection of the independent registered public accounting firm at our annual meeting.

•	All equity compensation plans, other than our Employee Stock Purchase Plan, have been approved by shareholders. Our Employee Stock Purchase Plan is proposed for approval by shareholders at the 2006 Annual Meeting of Shareholders. See “Proposal No. 4—Approval of Amended Employee Stock Purchase Plan” on page 9 for a description of the Employee Stock Purchase Plan.

•	The Company provides a process for shareholders to send communications to the Board of Directors. Shareholders may communicate directly with the full Board or any of the independent Board members by sending an email to our Lead Independent Director at LeadIndependentDirector@questdiagnostics.com or writing to the full Board or any independent Board member c/o Corporate Secretary, 1290 Wall Street West, Lyndhurst, New Jersey 07071. Communications received at the email address are automatically routed to the Company's Lead Independent Director with a copy to the Company's General Counsel and Corporate Secretary. The Lead Independent Director determines whether any such communication received from a shareholder should be distributed to other members of the Board. All communications received by the Corporate Secretary addressed to any director and that involves the interest of the Company or its shareholders, other than solicitations, are forwarded to the intended directors.

•	The Audit and Finance Committee and the Board of Directors have established a procedure whereby complaints and concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit and Finance Committee. All communications received by a director from a shareholder relating to the Company's accounting, internal controls or auditing matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls and financial irregularities (as well as compliance concerns on other laws).

•	Our policy is, where practical, to schedule the annual meeting of shareholders on a day on which we also schedule a regular meeting of the Board. This year, we have scheduled a regular meeting of the Board on the date of the annual meeting of shareholders. We encourage our directors to attend each annual meeting of shareholders and expect that all of our directors will attend the annual meeting this year. All of our directors attended the 2005 annual meeting of shareholders.

Board Nomination Process

•	The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors taking into account each director's independence, skills, experience, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including renomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the needs of Quest Diagnostics and the composition of the Board. Recommendations are made by the Governance Committee in accordance with the policies and principles of its charter and taking into account the following key qualifications and factors established by the Governance Committee and the Board:

™	Qualifications:

¡	Reputation for highest ethical standards and integrity consistent with Quest Diagnostics' values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership; and

¡	Relevant experience such as:

•	Chief Executive Officer or Chief Operating Officer (or similar responsibilities) current or past; or

•	Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources; or

•	Medical practitioners and/or science and health thought leaders.

™	Other factors considered by the Governance Committee and the Board are the following:

¡	At least a majority of the directors meet the criteria for independence under the New York Stock Exchange listing standards and any categorical standards established by the Board.

¡	Prior experience as a director or executive officer of a public company.

¡	Number of current board positions and other time commitments.

¡	Overall range of skills, experience and seniority represented by the Board as a whole.

•	The Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Shareholders may recommend candidates for consideration as director to the Governance Committee by sending an email to our Lead Independent Director or writing to the Board at the address specified under “Information About Our Corporate Governance—Shareholder Access and Rights”. See “Information About Shareholder Proposals and Nominations for our 2007 Annual Meeting” for the deadlines and process by which you may submit director nominees for consideration by the Governance Committee for the 2007 annual meeting of shareholders. The notice should contain the proposed nominee's full name, biographical information regarding the proposed nominee and the proposed nominee's relationship to the shareholder and should be submitted in compliance with our by-laws. The Governance Committee expects to consider qualified shareholder nominees for director in the same manner as recommendations it receives from any other source.

•	The process of nominating directors is as follows. First, the Governance Committee identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board. The Governance Committee then identifies candidates by seeking input from Board members and considering recommendations for nominees submitted by shareholders. The Governance Committee also hires third-party search firms to assist in identifying and evaluating candidates for nomination and considers any nominees recommended by shareholders. After the Governance Committee ranks the candidates, the Chairman of the Board and the Chief Executive Officer interviews the candidates selected by the Governance Committee. The Lead Independent Director (who is the Chair of the Governance Committee) and other Board members conduct subsequent interviews of these candidates. After the interview process, the Governance Committee re-assesses the candidates and determines which candidates the Governance Committee will recommend to the Board for nomination as a director. The Governance Committee then makes its recommendation to the entire Board, which determines which candidates are nominated by the Board of Directors or elected to fill a vacancy. A formal offer is then extended by the Chairman of the Board and the Lead Independent Director to the candidate(s) nominated or elected to fill a vacancy by the Board of Directors.

Board Practices

•	Non-management directors meet privately in executive sessions at all regularly scheduled meetings with the Lead Independent Director presiding. Independent directors meet privately in executive sessions at least once per year with the Lead Independent Director presiding.

•	The Board performs an annual assessment of its structure and performance, including reviewing the Board's activities against those set out in its Corporate Governance Guidelines and committee charters and making recommendations for changes or improvements in practices or structure.

•	The Board reviews annually senior management succession planning and reviews Company policies for the development of management personnel.

•	Independent directors have unlimited access to officers and employees of the Company.

•	Director training sessions are scheduled regularly with senior management, our independent registered public accounting firm and compensation consultants to keep the Board updated on changes in the Company's businesses, its markets and best practices in general. Directors are also offered the opportunity to attend director education programs offered by third parties.

•	Independent directors receive a significant portion of their annual compensation in equity to further align our directors with the interest of our shareholders.

•	Independent directors have unlimited access to independent legal, financial or other advisors as they may deem necessary, without obtaining management approval.

•	The Governance Committee reviews incumbent directors prior to recommending the slate for election. The review emphasizes directors' commitment to serving the Company, attendance at meetings and commitment to shareholders, employees and other constituencies served by the Company.

•	Committee chairs and members are rotated from time to time to give the directors a broader knowledge of the Company's affairs.

•	Committees report on their activities to the Board at each Board meeting.

•	Materials related to agenda items are provided to directors sufficiently in advance of meetings to allow the directors to prepare for discussion of the items.

Code of Business Ethics and Stock Ownership of Directors and Officers

•	The Company has adopted a Code of Business Ethics (the “Code”) applicable to all directors, officers and employees. The Code is posted on the Investor Relations—Corporate Governance section of our website at www.questdiagnostics.com. Any waivers from any provisions of the Code for executive officers, senior financial officers and directors will be promptly disclosed to shareholders. In addition, any amendments to the Code, as well as any waivers from certain provisions of the Code relating to our Chief Executive Officer and senior financial officers will be posted at the above website address.

•	The Board's stock ownership guidelines require each non-management director to own at least 6,000 shares of common stock of the Company before they can receive full cash settlement for their stock option exercises.

•	The Company's stock ownership guidelines require officers to maintain a minimum ownership position in the Company stock before they can receive full cash settlement for their stock option exercises. See “Report of the Compensation Committee on Executive Compensation” on page 31.

•	Stock ownership information of directors and executive officers is shown in the table entitled “Stock Ownership Information” on page 21.

Board Membership Changes During 2005

       Dr. Jenne K. Britell was elected to the Board on August 6, 2005.

Other Board Membership Changes Since Date of Last Annual Meeting

       On February 16, 2006, during a regularly scheduled Board meeting, Mr. James F. Flaherty III, a current director of the Company, notified the Board that he declines to be considered as a candidate for re-election as a director of the Company at the 2006 Annual Meeting of Shareholders. Mr. Flaherty's term as a director will expire on the date of the 2006 Annual Meeting of Shareholders after three years of service to the Company. Mr. Flaherty's decision was not the result of any disagreement with the Company.

Board Committees

       In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are five standing committees. During 2005, the Board held nine regular meetings. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served. Any of our directors may attend meetings of any committee in which such director is not a member. Mr. Flaherty and Mr. Grant attended the meetings of the Audit and Finance Committee in 2005 as guests. The following table shows the membership of, and the number of meetings held by, each of the committees during 2005.

Directors	Audit and Finance		Compensation		Governance		Quality Safety & Compliance		Executive

John C. Baldwin, M.D	X						X
Jenne K. Britell, Ph.D.(1)	X
William F. Buehler			X	*	X
James F. Flaherty III(2)	X	*			X				X
William R. Grant
Rosanne Haggerty	X						X
Surya N. Mohapatra, Ph.D									X	*
Gary M. Pfeiffer(3)	X	*	X		X				X
Daniel C. Stanzione, Ph.D	X		X		X	*			X
Gail R. Wilensky, Ph.D					X		X	*
John B. Ziegler			X				X
Number of Meetings	13		8		3		4		0

*	Chair of the committee.
(1)	Dr. Britell was elected to the Board on August 6, 2005.
(2)	Mr. Flaherty ceased to be the chair of the Audit and Finance Committee and a member of the Governance Committee and the Executive Committee following the 2005 annual meeting of shareholders on May 10, 2005. Thereafter, Mr. Flaherty attended the meetings of the Audit and Finance Committee as a guest.
(3)	Mr. Pfeiffer became the chair of the Audit and Finance Committee and a member of the Governance Committee, the Compensation Committee and the Executive Committee following the 2005 annual meeting of shareholders on May 10, 2005.

       A brief description of each of the Board committees and their functions is set forth below. Additional information about the committees can be found in the committee charters, which are available on the Investor Relations—Corporate Governance section of our website at www.questdiagnostics.com. Printed copies of these charters, the Corporate Governance Guidelines or the Code may be obtained without charge by writing to the Corporate Secretary. The charter for the Audit and Finance Committee is also attached hereto as Appendix C.

Audit and Finance Committee

       The Audit and Finance Committee:

•	Assists the Board in monitoring the quality and integrity of the financial statements of the Company and financial reporting procedures and the Company's compliance with legal and regulatory requirements.

•	Oversees management's accounting for the Company's financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•	Oversees the internal audit function and makes inquiry into the audits of the Company's books made internally and by outside independent registered public accounting firms.

•	Assists the Board in monitoring the independent registered public accounting firm's qualifications and independence and appoints and replaces the independent registered public accounting firm, oversees the independent registered public accounting firm and is responsible for the compensation of the independent registered public accounting firm.

•	Pre-approves services to be performed by the independent registered public accounting firm.

•	Reviews with the Company's independent registered public accounting firm and informs the Board of any significant accounting matters, including critical accounting policies and judgments.

•	Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•	Establishes procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	May, to the extent it deems necessary or appropriate, retain independent legal, accounting or other advisors.

•	Reviews and reports to the Board on the Company's management of its financial resources.

•	Reviews the performance of the Audit and Finance Committee.

       Each member of our Audit and Finance Committee is independent under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange listing standards. Each of Jenne K. Britell and Gary M. Pfeiffer qualifies as an “audit committee financial expert” as defined by the SEC. Each member of our Audit and Finance Committee is “financially literate” as required by the New York Stock Exchange listing standards. For descriptions of the experience of Dr. Britell and Mr. Pfeiffer, see “Election of Directors” on pages 5 and 7.

Compensation Committee

       The Compensation Committee:

•	Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors' evaluation of the Chief Executive Officer and the Company's financial performance, shareholder return, competitive compensation data and other factors.

•	Approves the compensation of the other executive officers and oversees the performance of other executive officers.

•	Annually reviews and approves for other executive officers of the Company annual base salary, annual incentive compensation, and long-term incentive compensation.

•	Has the authority to retain and terminate consultants to assist in the evaluation and compensation of directors, the Chief Executive Officer and elected officers; and has the authority to approve the fees and other retention terms of such consultants.

•	Reviews and recommends to the Board the compensation of Company directors.

•	Supports the Board in the senior management succession planning process.

•	Recommends to the Board the equity based, incentive compensation and retirement plans, policies and programs of the Company.

•	Reviews and approves employment agreements, severance agreements and change in control agreements, and any additional special or supplemental benefits for executive officers, and with respect to the Chief Executive Officer, makes recommendations to the Board for approval by the Board.

•	Administers the equity-based and incentive compensation plans of the Company.

•	Reviews the performance of the Compensation Committee.

       Each member of our Compensation Committee is independent under the New York Stock Exchange listing standards.

Governance Committee

       The Governance Committee:

•	Actively seeks individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•	Reviews the structure of the Board, its committee structure and overall size.

•	Advises the Board regarding significant developments in corporate governance matters.

•	Reviews the Company's Corporate Governance Guidelines periodically and advises the Board of the Company's compliance with its Corporate Governance Guidelines and applicable laws and regulations.

•	Recommends for Board approval assignments of Board members to committees.

•	Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•	Monitors compliance with the Company's Code of Business Ethics.

•	Determines a schedule for regular executive sessions of the Board in which non-management directors meet without management participation.

•	Oversees and assesses the processes by which management provides information to the Board, as well as the quality and timeliness of the information received.

•	Leads the Board and each committee of the Board in its annual performance self-evaluation.

•	Reviews the performance of the Governance Committee.

       Each member of our Governance Committee is independent under the New York Stock Exchange listing standards.

Quality, Safety & Compliance Committee

       The Quality, Safety & Compliance Committee:

•	Reviews the Company's policies, programs and performance relating to billing compliance, environmental health and safety, equal opportunity employment practices, fraud and abuse, and medical quality assurance to insure continuous improvement and compliance with applicable rules and regulations.

•	Reviews legal matters pertinent to the Company and the Company's compliance with its legal and regulatory obligations.

•	Reviews and recommends to the Board action with respect to significant external and internal investigations as they relate to possible violations of law by the Company or its directors, officers, employees or agents.

•	Monitors and reports to the Board status of significant regulatory, legislative and legal developments affecting the business of the Company.

•	Reports to the Audit and Finance Committee regarding material legal matters and compliance with legal and regulatory requirements.

•	Reviews the performance of the Quality, Safety & Compliance Committee.

       Each member of our Quality, Safety & Compliance Committee is independent under the New York Stock Exchange listing standards.

Executive Committee

       The Executive Committee:

•	Acts for the Board when Board action is required except with respect to certain major corporate matters, such as mergers, election of directors, removal of directors or the Chief Executive Officer, amendment of the Company's charter or by-laws, declaration of dividends and such matters as are delegated to other committees of the Board.

Lead Independent Director

       The Board of Directors has elected Daniel C. Stanzione, Ph.D., as the Lead Independent Director. The principal responsibilities of the Lead Independent Director are to:

•	preside over any executive session of the non-management directors or the independent directors;

•	participate with the Chairman of the Board and Chief Executive Officer in the preparation of the agenda for Board meetings;

•	serve as a member of the Executive Committee;

•	coordinate providing timely feedback from the directors to the Chairman of the Board and Chief Executive Officer;

•	be identified on the Company's website and in the Company's annual proxy statement as the principal contact for shareholder communications with the Board; and

•	monitor on behalf of, and discuss with, the non-management directors of the Company any shareholder communications received by such non-management directors.

Director Independence

       The Board of Directors assesses the independence of each director annually in accordance with the Company's Corporate Governance Guidelines, the New York Stock Exchange listing standards and, with respect to members of the Audit and Finance Committee, the rules of the SEC. No director is considered independent unless the Board of Directors determines that the director has no direct or indirect material relationship with the Company.

       The Board has determined that, following the 2006 Annual Meeting of Shareholders, assuming election of the Board's three nominees for director, nine of the ten directors are independent in accordance with the standards specified above. The directors that the Board has determined to be independent are John C. Baldwin, Jenne K. Britell, William F. Buehler, William R. Grant, Rosanne Haggerty, Gary M. Pfeiffer, Daniel C. Stanzione, Gail R. Wilensky and John B. Ziegler. The one director who the Board has determined is not independent is Surya N. Mohapatra, the Chairman of the Board, President and Chief Executive Officer of the Company. Dr. Mohapatra was not deemed independent as he is the President and Chief Executive Officer of the Company. Mr. Flaherty will not be standing for re-election as a director at the 2006 Annual Meeting of Shareholders. Mr. Flaherty is not deemed independent under the New York Stock Exchange listing standards because Mr. Flaherty's brother-in-law is a tax partner with PricewaterhouseCoopers LLP, independent registered public accounting firm of the Company. To the best knowledge of the Company, the Company has never had any professional relationship or contact with Mr. Flaherty's brother-in-law.

       The Board has determined that Mr. Grant is independent. In making that determination, the Board has considered certain relationships that Mr. Grant has with the Company that the Board believes are not material. Mr. Grant does not have any relationships that fall within the scope of the bright line tests under the New York Stock Exchange listing standards. However, the Board determined that Mr. Grant was not independent in 2003 and 2004 because, between 2001 and 2004, the Company made certain investments in companies in which Mr. Grant and/or Galen Associates, of which Mr. Grant is the Vice-Chairman, also had made investments. In respect of certain investments made by the Company during 2001 and 2002, Mr. Grant and/or Galen Associates introduced the investment opportunities to the Company (but did not receive any fees from the Company) and co-invested on the same terms as the Company. In respect of the investments made by the Company during 2003 and 2004, the Company invested in companies in which Mr. Grant and/or Galen Associates had an investment on a direct basis without the involvement of Mr. Grant and/or Galen Associates. The Company did not make any investments during 2005 in any entity introduced by Mr. Grant and/or Galen Associates or in which Mr. Grant and/or Galen Associates has co-invested. None of these investments is material to the Company. In accordance with the procedures established by the Governance Committee beginning in July 2002, the Governance Committee reviewed all such transactions before they were consummated. In addition, in accordance with the Company's Corporate Governance Guidelines and the Governance Committee charter, any future transactions in which the Company co-invests with, or is presented with investment opportunities by, Mr. Grant and/or Galen Associates will be made in accordance with the Company's Corporate Governance Guidelines and reviewed by the Governance Committee and/or the Board before they are consummated.

       The Board has determined that Mr. Ziegler is independent notwithstanding that he has certain relationships with the Company that the Board believes are not material. Until January 31, 2006, Mr. Ziegler was the President, Worldwide Consumer Healthcare of GlaxoSmithKline plc (“GlaxoSmithKline”), which beneficially owns approximately 18% of the outstanding common stock of the Company. The common stock of Quest Diagnostics that GlaxoSmithKline beneficially owns was issued in August 1999 in connection with the acquisition of SmithKline Beecham Clinical Laboratories, Inc. (“SBCL”). In connection with the acquisition, the Company entered into a clinical trials agreement. These transactions are described below under “Related Transactions.” Mr. Ziegler was not involved with the negotiation of any of these arrangements.

       As part of its assessment of the independence of the directors, the Board has reviewed the commercial relationships between Quest Diagnostics and each company or organization with which any non-employee director of Quest Diagnostics is affiliated or is an employee or a director. The Board has determined that none of these relationships is material based on a broad review of the facts and circumstances of each relationship, including the fact that, in each case, the aggregate amount of any commercial transactions between Quest Diagnostics and any such company in any of the last three fiscal years of such company was not in excess of 1.1 % of the consolidated gross revenues of such other company.

Related Transactions

GlaxoSmithKline

       SmithKline Beecham Corporation, a subsidiary of GlaxoSmithKline (“SmithKline Beecham”), owns 36,504,308 shares of Quest Diagnostics' common stock as of March 15, 2006, which it obtained on August 16, 1999 as consideration, together with $1.025 billion in cash (prior to giving effect to a $95 million post-closing purchase price reduction), for its sale of SBCL to Quest Diagnostics. SmithKline Beecham originally received 50,257,344 shares in the transaction (adjusted for the stock splits in May 2001 and June 2005). In addition to the two agreements discussed below, in connection with the purchase of SBCL, SmithKline Beecham agreed to indemnify Quest Diagnostics, on an after tax basis, against certain matters primarily related to taxes and billing and professional liability claims. At December 31, 2005, accounts payable and accrued expenses included $28 million due to SmithKline Beecham, primarily related to tax benefits associated with indemnifiable matters.

Stockholders Agreement

       At the closing of the acquisition of SBCL, SmithKline Beecham and Quest Diagnostics entered into a stockholders agreement. During the ten-year term of the stockholders agreement, SmithKline Beecham has the right to designate two nominees to the Quest Diagnostics' Board of Directors (or, if required by UK

GAAP, three nominees if the Company's Board of Directors consists of more than ten directors) as long as SmithKline Beecham owns at least 20% of the outstanding common stock of Quest Diagnostics and one nominee to the Quest Diagnostics Board of Directors as long as SmithKline Beecham owns at least 10% of the outstanding common stock of Quest Diagnostics. The stockholders agreement imposes limitations on the right of SmithKline Beecham to sell or vote its shares and prohibits SmithKline Beecham from acquiring in excess of 29.5% of the outstanding common stock of Quest Diagnostics.

Clinical Trials Agreement

       At the closing of the acquisition of SBCL, SmithKline Beecham and Quest Diagnostics entered into a global clinical trials testing agreement, under which Quest Diagnostics would serve as the primary provider of SmithKline Beecham's clinical trials testing requirements for ten years. In December 2002, Quest Diagnostics entered into a new long-term agreement with GlaxoSmithKline (formed from the SmithKline Beecham and Glaxo Wellcome merger in December 2000) under which Quest Diagnostics will be the exclusive provider of central laboratory testing services to support GlaxoSmithKline's clinical trial testing in certain markets. In addition, on a selected basis, Quest Diagnostics will provide support for other early stage research and development activity. GlaxoSmithKline will pay Quest Diagnostics based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment. During 2005, Quest Diagnostics billed approximately $69 million to GlaxoSmithKline with respect to services primarily performed under the clinical trials testing agreement. This amount represents approximately 1.3% of Quest Diagnostics' net revenues for 2005 and about 0.2% of GlaxoSmithKline's net revenues for 2005.

STOCK OWNERSHIP INFORMATION

       The following table shows, as of March 15, 2006, the number of shares of Quest Diagnostics' common stock beneficially owned by (1) each person who is known to Quest Diagnostics to own beneficially more than 5% of the Company common stock, (2) each director of Quest Diagnostics and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of Quest Diagnostics as a group.

Name	Number of Shares Beneficially Owned(6)		Percentage of Class(2)(3)
GlaxoSmithKline plc	36,504,308	(1)	18.4%
John C. Baldwin	16,666	(2)	*
Jenne K. Britell	500		*
William F. Buehler	86,960	(2)	*
James F. Flaherty III	58,516	(2)(5)	*
William R. Grant	159,317	(2)	*
Robert A. Hagemann	538,084	(3)	*
Rosanne Haggerty	65,914	(2)	*
Surya N. Mohapatra	1,157,268	(3)(7)	*
Robert E. Peters	72,184	(3)	*
Gary M. Pfeiffer	8,615	(2)	*
Michael E. Prevoznik	359,095	(3)	*
Daniel C. Stanzione	81,890	(2)	*
Gail R. Wilensky	93,890	(2)	*
David M. Zewe	345,411	(3)	*
John B. Ziegler	100,055	(2)(4)	*
All Directors, Nominees and Executive Officers as a Group (16 persons)	3,149,632	(2)(3)(5)(7)	1.6%

 * Less than 1%.

(1)	The business address of GlaxoSmithKline plc is Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6/ONN, England. The ownership information is based solely on the information contained on a Schedule 13D filed by GlaxoSmithKline plc with the SEC in December 2004, as amended. SmithKline Beecham Corporation, a wholly owned subsidiary of GlaxoSmithKline plc, holds the shares of record.

(2)	Includes options issued under the Amended and Restated Long-Term Incentive Plan for Non-Employee Directors that are presently exercisable or exercisable within 60 days. Dr. Baldwin, Mr. Buehler, Mr. Flaherty, Mr. Grant, Ms. Haggerty, Mr. Pfeiffer, Dr. Stanzione, Dr. Wilensky, and Mr. Ziegler have the right to purchase 16,666; 76,666; 56,516; 159,317; 61,666; 6,666; 76,666; 88,666; and 100,055 shares, respectively, pursuant to such presently exercisable options.

(3)	Includes shares of common stock of the Company which are subject to options issued under the Amended and Restated Employee Long-Term Incentive Plan that are presently exercisable or exercisable within 60 days. Dr. Mohapatra, Mr. Hagemann, Mr. Peters, Mr. Prevoznik and Mr. Zewe have the right to purchase 1,040,180; 451,980; 57,333; 331,930; and 309,465 shares, respectively, pursuant to such presently exercisable options.

(4)	Mr. Ziegler is nominated to be a director of the Company by SmithKline Beecham Corporation, a subsidiary of GlaxoSmithKline plc, pursuant to the Shareholders Agreement discussed above. Mr. Ziegler, the former President, Worldwide Consumer Healthcare of GlaxoSmithKline, disclaims beneficial ownership of the shares of common stock of the Company owned by SmithKline Beecham Corporation.

(5)	Includes 2,000 shares of common stock of the Company owned by the children of Mr. Flaherty as to which he disclaims beneficial ownership.

(6)	All directors and executive officers have sole voting power and sole dispositive power over all shares of common stock of the Company beneficially owned by them.

(7)	Includes 29,542 shares of common stock of the Company directly beneficially owned by Dr. Mohapatra as grantor/trustee of a qualified Grantor Retained Annuity Trust.

DIRECTORS' COMPENSATION

       The following table sets forth the compensation of the non-employee directors of the Company during 2005.

2005 Compensation of Non-Employee Directors

Director	Total Compensation(2)	Annual Option Grants(3)(4)
John C. Baldwin	$ 65,000	10,000
Jenne K. Britell(1)	23,625	7,500
William F. Buehler	64,250	10,000
James F. Flaherty III	81,000	10,000
William R. Grant	58,250	10,000
Rosanne Haggerty	65,000	10,000
Gary M. Pfeiffer	82,000	10,000
Daniel C. Stanzione	103,250	10,000
Gail R. Wilensky	62,750	10,000
John B. Ziegler	59,750	10,000

(1)	Elected as a director on August 6, 2005. The annual option grant was prorated.

(2)	These amounts represent the annual retainer fee, committee chair fees and meeting fees that were paid or payable prior to giving effect to any election by the director to receive these amounts in options or stock or to defer these amounts pursuant to the Deferred Compensation Plan for Directors. Stock option grants issued in lieu of director's fees vest on the date of grant and are immediately exercisable. No director fees are payable to directors who are employees of the Company.

(3)	The option becomes exercisable in three equal annual installments beginning on the first anniversary date of the grant of the option regardless of whether the optionee remains a director of the Company.

(4)	Does not include options issued to directors in lieu of director fees.

Fees and Benefit Plans for Non-Employee Directors

       Annual Cash Retainer Fees. Non-employee directors receive an annual cash retainer fee of $35,000, payable in quarterly installments of $8,750 each.

       Meeting Fees. Non-employee directors receive a meeting fee of $1,500 for attending each regularly scheduled Board or committee meeting at which a majority of directors attend in person and $750 for attending a Board or committee meeting at which a majority of directors attend by telephone. Each director who serves as chair of a committee receives an additional $6,000 annual fee, except the Chair of the Audit and Finance Committee and the Lead Independent Director (who is also the Chair of the Governance Committee), who each receive an additional $30,000 annual fee.

       Non-Employee Director Stock Option Plan. Each non-employee director also participates in the Amended and Restated Quest Diagnostics Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes (on the date of the annual meeting of shareholders) the grant of non-qualified stock options and/or a stock award, in such proportions as the Compensation Committee may determine, covering an aggregate of not more than 20,000 shares of common stock of Quest Diagnostics (adjusted for the stock split in June 2005). Under the Director Plan, in the event that a person is elected as a director of Quest Diagnostics other than on the date of the annual meeting of shareholders, the Board of Directors may grant to such director, on his/her election, an option and/or a stock award, in such proportions as the Compensation Committee may determine, covering such number of shares of common stock (not to exceed 20,000) that is proportional to the fraction of a year remaining until the next annual meeting of shareholders consistent with the most recent annual option grant and/or stock award to other directors at the previous annual meeting of shareholders. The Director Plan also permits a one-time grant to a non-employee director of stock options and stock awards covering an aggregate of no more than 40,000 shares of common stock of the Company (adjusted for the stock split in June 2005) upon the initial election of such non-employee director by the Board. The annual option grants become exercisable in three equal installments beginning on the first anniversary of the date of the grant regardless of whether the optionee remains a director of the Company.

       A director may elect to receive his or her annual retainer and meeting fees in options or stock awards in lieu of cash. The number of options issued in lieu of cash for the retainer and meeting fees is based on the estimated value of such options using the Lattice pricing model. The number of shares issued in lieu of cash for the retainer and meeting fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made. Currently, two directors have elected to receive options in lieu of cash. An option grant issued in lieu of the retainer and meeting fees vests immediately on grant. All options granted under the Director Plan, once vested, are exercisable through the seventh anniversary of the date of grant even if the director's service on the Board terminates for any reason. The aggregate number of shares of common stock of Quest Diagnostics, which may be issued pursuant to stock awards or the exercise of options granted under the Director Plan, may not exceed 2,000,000 (subject to adjustments in certain circumstances), respectively. The exercise price of all stock options issued under the Director Plan is the fair market value of Quest Diagnostics' common stock on the date of grant.

       Deferred Compensation Plan for Directors. Under the Quest Diagnostics Amended and Restated Deferred Compensation Plan for Directors, each director may elect to defer, until a date specified by him or her or until his or her termination of service as a director, receipt of all or a portion of his or her cash compensation. Such plan provides that amounts deferred may be allocated to (i) a cash account under which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Quest Diagnostics' common stock from time to time, or (iii) a combination of such accounts. All non-employee directors are eligible to participate in such plan. Currently, three directors have elected to defer compensation pursuant to such plan.

       Dr. Mohapatra, the only employee director, received no additional compensation for serving on the Board or any committee of the Board.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

       The compensation of the Company's executive officers is approved by the Compensation Committee. The Chief Executive Officer's Compensation is first approved by the Compensation Committee and then ratified by the Board of Directors.

Summary Compensation Table

       The following table shows the compensation for the past three years of the person who served as Chief Executive Officer during 2005 and each of Quest Diagnostics' other four most highly compensated executive officers (the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Positions	Year	Salary	Bonus(1)	Other Annual Comp.(2)	Restricted Stock Awards(3)	Securities Underlying Options(4)	LTIP Payments	All Other Comp.(5)

Surya N. Mohapatra Chairman, President and Chief Executive Officer	2005 2004 2003	$965,000 900,192 597,846	$954,192 1,163,400 586,647	$11,630 137,945 36,913	$0 0 0	257,550 346,282 369,186	$0 0 0	$233,488 14,797 97,226
Robert A. Hagemann Senior Vice President and Chief Financial Officer	2005 2004 2003	$436,800 431,508 379,554	$287,939 368,742 292,165	$8,400 2,575 0	$0 0 0	109,312 147,220 180,782	$0 0 0	$47,549 42,881 28,885
David M. Zewe Senior Vice President, Diagnostic Testing Operations	2005 2004 2003	$462,900 448,728 415,569	$228,858 294,798 237,964	$0 0 0	$0 0 0	53,334 86,354 156,000	$0 0 0	$42,930 41,371 30,137
Michael E. Prevoznik Senior Vice President and General Counsel	2005 2004 2003	$382,100 374,042 320,656	$188,910 239,660 163,558	$8,138 8,093 37,249	$0 0 0	53,552 81,124 72,000	$0 0 0	$37,306 32,676 75,649
Robert E. Peters(6) Vice President Sales and Marketing	2005	$338,500	$167,354	$0	$0	44,000	$0	$28,860

(1)	All bonuses are presented for the year in which the bonus was earned rather than the year in which the bonus was paid. Bonuses for 2005 were paid at 82.4% of target.

(2)	Amounts shown represent perquisites provided to the named executive officers valued at their incremental cost to the Company.

(3)	As of December 31, 2005, there was no unvested restricted stock for any of the named executive officers.

(4)	The option grants made in 2003 and 2004 are reflected in the table after giving effect to the stock split effected on June 20, 2005.

(5)	All other compensation for 2005 consists of the following:
	Dr. Mohapatra	Mr. Hagemann	Mr. Zewe	Mr. Prevoznik	Mr. Peters
Matching contributions under Company's Profit Sharing (401(k)) Plan	$12,515	$12,320	$10,500	$12,600	$10,500
Matching contributions under Supplemental Deferred Compensation Plan	0	35,229	32,430	24,706	18,360
Relocation costs(a)	220,973	0	0	0	0

(a)	Represents relocation expenses, including home sale, purchase and moving expenses and tax gross up of $58,716, reimbursed to Dr. Mohapatra during 2005 in accordance with the terms of his Employment Agreement dated November 9, 2003.

(6)	Mr. Peters became an executive officer on January 1, 2005.

Option/SAR Grants and Long-Term Incentive Compensation

       Option/SAR Grants in 2005. The following table sets forth certain information regarding options granted in 2005 to the named executive officers pursuant to Amended and Restated Employee Long-Term Incentive Plan (the “ELTIP”). No stock appreciation rights (SARs) were granted in 2005.

Option/SAR Grants in 2005

	Individual Grants
Executive	Number of Securities Underlying Options Granted		% of Total Options Granted to All Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Present Value ($)(1)

Surya N. Mohapatra	246,666	(2)	9.3%	$48.74	2/22/2012	3,451,263
Surya N. Mohapatra	10,884	(3)	0.4%	$49.25	2/03/2009	147,200
Robert A. Hagemann	100,000	(4)	3.8%	$48.74	2/22/2012	1,399,165
Robert A. Hagemann	9,312	(3)	0.3%	$52.62	8/16/2009	131,287
David M. Zewe	53,334	(4)	2.0%	$48.74	2/22/2012	746,230
Michael E. Prevoznik	48,000	(4)	1.8%	$48.74	2/22/2012	671,599
Michael E. Prevoznik	5,552	(3)	0.2%	$47.45	8/16/2009	72,343
Robert E. Peters	44,000	(4)	1.7%	$48.74	2/22/2012	615,632
All Employees	2,666,024		100%

(1)	Represents fair value of the grants using a lattice-based option valuation model. The weighted average assumptions used in valuing the options are volatility of 23.0%, expected holding period of six years, risk-free interest rate of 4.0%, and a dividend yield of 0.7%.

(2)	The option vests in three equal annual installments beginning February 22, 2006 and vests immediately upon a change in control (as defined below under “Employment Agreements” with respect to Surya N. Mohapatra or termination of employment by reason of death or disability. In addition, upon a termination without “cause” by the Company or by Dr. Mohapatra for “good reason” (as both terms are defined in his employment agreement), the option shall continue to vest until the second anniversary of such termination (or the third anniversary if such termination is within 90 days prior to or two years following a “change in control”) and upon a notice of non-renewal following the expiration of the initial term of Dr. Mohapatra's employment agreement on December 31, 2006, the remaining options shall vest.

(3)	Represent reload options granted under the terms of option agreements prior to 2003. The reload option is exercisable on or after the first anniversary of the date of grant.

(4)	The option vests in three equal annual installments beginning February 22, 2006, and vests immediately upon a change of control (as defined below under “Severance Arrangements” with respect to the other named executive officers) or termination of employment by reason of death or disability. In addition, on a termination of employment prior to February 22, 2008 (other than for cause), the executive will vest in an additional percentage of the option as if the option had vested on a monthly basis.

       Performance Share Grants. The following table sets forth certain information regarding performance share grants pursuant to the ELTIP in 2006, made in respect of 2005, to the named executive officers.

Performance Share Grants

			Estimated Future Payout Under Non-Stock Price-Based Plans(2)
Name	Number of Shares	Performance Period Until Payout(1)	Threshold (# of Shares)	Target (# of Shares)	Maximum (# of Shares)

Surya N. Mohapatra	49,334	12/31/07	0	49,334	98,668
Robert A. Hagemann	20,000	12/31/07	0	20,000	40,000
David M. Zewe	10,667	12/31/07	0	10,667	21,334
Michael E. Prevoznik	9,600	12/31/07	0	9,600	19,200
Robert E. Peters	8,800	12/31/07	0	8,800	17,600

(1)	Performance period for each grant began on January 1, 2006 and ends on the date indicated.

(2)	If the performance goals are met, awards are made in stock at the end of the performance period. The actual amount of any award of stock is determined by our earnings per share growth as compared to the companies designated by the Compensation Committee as peers of Quest Diagnostics for the applicable performance period. For the above grants, those percentile performance targets are: (i) Threshold—25th percentile; (ii) Target—55th percentile; and (iii) Maximum—85th percentile. When earnings per share falls between these percentile rankings, the actual shares issued will be determined by interpolation. See “Report of the Compensation Committee on Executive Compensation—Long-Term Incentives” beginning on page 32 for a description of the above grants. Upon the conclusion of the performance period, the payout of the award, if any, will be reported in the Summary Compensation Table. In the event a change of control (defined as described below under “Employment Agreements” with respect to Surya N. Mohapatra and as defined below under ”Severance Arrangements“ with respect to the other executive officers) occurs prior to the end of the performance period (or prior to the determination of the final approved earnings multiple), a number of vested shares will be delivered to the employee equal to the greater of (a) a prorated number of the target Performance Shares and (b) the number of performance shares that would be vested shares had the calculation been based on the performance period including the most recent fiscal year-end results of the Company and the companies in the comparator peer group. Performance Shares will not vest and will be forfeited by an employee if the employee is terminated for cause.

Option Exercises and Fiscal Year-End Values

       The following table sets forth certain information regarding stock option exercises by the named executive officers during 2005 and the number of shares of Quest Diagnostics' common stock covered by both exercisable and unexercisable stock options as of December 31, 2005, for the named executive officers.

Aggregate Option/SAR Exercises in Fiscal Year 2005
& 2005 Fiscal Year-End Option/SAR Values(1)

			Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05(2)
Name	Shares Acquired on Exercise	Value Realized (3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Surya N. Mohapatra	112,482	$5,003,902	767,074	550,884	$20,053,352	$4,986,702
Robert A. Hagemann	74,412	3,425,902	329,334	235,980	8,026,937	2,196,259
David M. Zewe	62,700	2,913,042	238,353	133,335	4,926,272	1,448,151
Michael E. Prevoznik	40,000	1,634,652	262,378	125,552	6,381,428	1,325,687
Robert E. Peters	0	0	73,767	102,667	1,293,713	1,046,254

Totals	289,594	$12,977,498	1,670,906	1,148,418	$40,681,702	$11,003,053

(1)	There are no SARs presently outstanding.

(2)	“Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at the end of fiscal 2005 (taking into account grants made in respect of the 2005 fiscal year) multiplied by the difference between the exercise price for the grant and the closing price of a share of Company common stock on December 30, 2005 ($51.48). Grants for which the exercise price is greater than the closing price of a share of Company common stock on that day are valued at zero.

(3)	“Value Realized” is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise.

Equity Compensation Plan Information

       The following table provides information as of December 31, 2005 about our common stock that may be issued upon of the exercise of options, warrants and rights under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	15,154,608	$34.44	15,983,056
Equity compensation plans not approved by security holders	—	0.00	1,967,100

Total	15,154,608	$34.44	17,950,156

       The only equity compensation plan that has not been approved by the Company's shareholders is the Company's Employee Stock Purchase Plan, or ESPP. Our ESPP is proposed for approval by shareholders at the 2006 Annual Meeting of Shareholders. See “Proposal No. 4—Approval of Amended Employee Stock Purchase Plan” on page 9 for a description of the ESPP.

       The ESPP was adopted prior to the spin-off of the Company in 1996 and, as a result of action taken by the Board in 2001, has a term ending on December 31, 2006. The ESPP adopted in 1996 permitted employees to purchase the Company's common stock each calendar quarter through payroll deductions. The purchase price was 85% of the closing market price on the last business day of the calendar quarter (or, if lower, the closing market price on the first business day of the calendar quarter). In 2005, the Company's ESPP was amended such that, effective January 1, 2006, the purchase price of the stock would be 85% of the market price of the Company's common stock on the last business day of each calendar month or such period as the committee administering the ESPP determines. Under the ESPP that became effective on January 1, 2006, in certain cases, such as a subdivision of stock or payment of a stock dividend, the number of shares approved for the program and share limitations would be increased proportionately, and such other adjustments would be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting the common stock of the Company, the Board of Directors may make an adjustment that it deems equitable to give proper effect to that event. The ESPP currently authorizes the issuance of 8,000,000 shares of the Company's common stock. The number of securities reflected in the table above for the ESPP includes the share allocation for the fourth quarter of 2005, which were issued in January 2006.

Pension Plans

       None of the executive officers of Quest Diagnostics is currently an active participant in a qualified defined benefit plan of Quest Diagnostics.

       On December 14, 2004, the Board adopted a Supplemental Executive Retirement Plan covering our Chairman of the Board, President and Chief Executive Officer, Surya N. Mohapatra, Ph.D. (the “SERP”). Adoption of the SERP was mandated under the employment agreement with Dr. Mohapatra. The SERP provides Dr. Mohapatra with a retirement benefit should he leave the Company after eight full years of service, taking into account all service since his employment in February 1999. However, if his employment is terminated by the Company for any reason other than for “cause” (as defined in the SERP) (including a notice of non-renewal of the employment agreement by the Company) or by Dr. Mohapatra for “good reason” (as defined in the SERP) or upon his “disability” (as defined in the SERP) or death before he completes eight full years of service, he will be deemed to have the eight years of service. Under the SERP, Dr. Mohapatra will be entitled to an annual retirement benefit equal to 1.5% times the average of his final three years pay (base salary plus regular annual bonus) times his Years of Credited Service. Under the SERP, “Years of Credited Service” is equal to 1.13 times the number of completed calendar months of employment with the Company, whether or not consecutive, divided by 12 (1.29 is used as a multiple instead of 1.13 if before Dr. Mohapatra attains the age of 60, the Company provides Dr. Mohapatra with a notice of non-renewal of his employment agreement or his employment is terminated by the Company other than for “cause” or by Dr. Mohapatra for “good reason”). If the benefit is payable before he attains age 62, the amount may be actuarially reduced. Unless Dr. Mohapatra elects otherwise, his benefit will be payable in a lump sum. The benefits received by Dr. Mohapatra under the SERP are not subject to reduction for Social Security or to any other offset. In addition, with the adoption of the SERP, Dr. Mohapatra waived participation in the Supplemental Deferred Compensation Plan of the Company for 2005 and thereafter.

       The following table shows the estimated maximum retirement benefit under the SERP for Dr. Mohapatra at various combinations of pay and years of service at retirement or termination under the circumstances described above, stated as an annual pension payment beginning at age 62.

Pension Plan Table

	Years of Service
Final Average Total Compensation ($)	8	10	15
1,500,000	203,400	254,250	381,375
1,600,000	216,960	271,200	406,800
1,700,000	230,520	288,150	432,225
1,800,000	244,080	305,100	457,650
1,900,000	257,640	322,050	483,075
2,000,000	271,200	339,000	508,500
2,100,000	284,760	355,950	533,925
2,200,000	298,320	372,900	559,350
2,300,000	311,880	389,850	584,775
2,400,000	325,440	406,800	610,200

       In the table above, “Final Average Total Compensation” is calculated based on the average of Dr. Mohapatra's most recent three years pay (base salary and annual bonus) and assumes that Dr. Mohapatra is fully vested in his retirement benefit under the SERP (i.e., for the purpose of the table, Dr. Mohapatra is deemed to have completed the eight years of service). In determining the maximum retirement benefit provided in the table above, we have used the multiple of 1.13 to calculate the benefit with respect to the “Years of Credited Service” of Dr. Mohapatra. The “Final Average Total Compensation” for the most recent years(s) considered in the calculations reported here will be found in the “Summary Compensation Table” on page 24 in the columns labeled “Salary” and “Bonus”. As of March 1, 2006, Dr. Mohapatra has seven years of service, as rounded to the nearest full year.

Employment Agreements

Employment Agreement of Dr. Mohapatra

       In November 2003, Dr. Mohapatra entered into an employment agreement with Quest Diagnostics (the “Agreement”). The initial term of the Agreement ends on December 31, 2006. The Agreement provides:

•	An annual base salary of no less than $875,000, which base salary may be increased at the discretion of the Board of Directors or the Compensation Committee and shall be reviewed annually and be adjusted to reflect (among other factors) increases generally granted to other senior executives of Quest Diagnostics and Dr. Mohapatra's performance.

•	An annual target cash bonus not less than 120% of annual base salary as in effect from time to time, in accordance with the Management Incentive Plan and its financial performance targets. The target bonus as a percentage of base salary shall be reviewed annually for increase by the Board of Directors or the Compensation Committee.

•	The participation by Dr. Mohapatra in all employee and welfare plans offered by Quest Diagnostics to its senior executive officers (“Benefit Plans”) on a basis that is no less favorable than that made available to other senior executive officers.

•	The entitlement by Dr. Mohapatra to perquisites at least as favorable as those provided to other senior executive officers of Quest Diagnostics, including reimbursement for reasonable business expenses, the costs of an executive driver for business purposes, limited relocation expenses and such other additional compensation or benefits approved by the Board of Directors.

•	A grant of 170,000 stock options for 2004 subject to the same terms and conditions as options granted to other executive officers, except as otherwise noted in the Agreement.

•	Upon a “change in control” (as defined in the Agreement), that all outstanding equity awards shall immediately vest; upon a termination by death, that all outstanding stock options, earned shares of incentive stock and other awards granted by the Company to Dr. Mohapatra shall immediately vest; upon a termination by “disability” (as defined in the Agreement), that outstanding stock options shall immediately vest; upon a termination without “cause” (as defined in the Agreement) by the Company or by Dr. Mohapatra for “good reason” (as defined in the Agreement), that outstanding stock options shall continue to vest until the second anniversary of such termination (or the third anniversary if such termination is within 90 days prior to or two years following a “change in control”); and upon a notice of non-renewal following the expiration of the initial term of the Agreement on December 31, 2006, that outstanding stock options shall continue to vest for 18 months. In all such cases, vested stock options shall remain exercisable for their original term.

•	The establishment of a SERP, the terms of which are described above under “Pension Plans”.

•	Upon a termination by death or “disability,” that three years of salary and target bonus and Dr. Mohapatra's target annual bonus award (including the stock and cash component) earned during employment but unpaid shall be payable in a lump sum in the case of death and in equal monthly installments in the case of “disability,” that a pro rata target bonus for the year of termination shall be payable in a lump sum following termination of employment and that Dr. Mohapatra and his eligible dependents shall have continued coverage under Benefit Plans for three years in the case of death and for the earlier of the third anniversary of the date of termination and the date on which Dr. Mohapatra obtains comparable coverage from subsequent employment in the case of “disability.”

•	Upon a termination without “cause” by the Company or by Dr. Mohapatra for “good reason,” that salary and target bonus shall be payable in equal monthly installments for the longer of two years and the remaining period of the employment term of Dr. Mohapatra under the Agreement, that his target annual bonus award (including the stock and cash components) earned during employment but unpaid shall be payable in monthly installments and that Dr. Mohapatra and his eligible dependents shall have continued coverage under Benefit Plans for the earlier of the second anniversary of the date of termination and the date on which he obtains comparable coverage from subsequent employment; provided that if such termination is within 90 days prior to or two years following a “change in control,” the benefit coverage period shall be three years, Dr. Mohapatra shall receive a lump sum payment of three times base salary and target bonus in lieu of monthly payments, plus his target annual bonus award earned during employment (including the stock and cash component) and he shall be entitled to gross-up payments for excise taxes, if applicable.

•	A one-year non-compete and a one-year nonsolicit of customers and employees following termination for any reason; provided that if Dr. Mohapatra is receiving severance following a notice of non-renewal of the initial term of the Agreement ending on December 31, 2006, the restriction period shall be 18 months.

•	Under the Agreement:

¡	“cause” means (i) conviction of Dr. Mohapatra for a felony or (ii) the commission by Dr. Mohapatra of fraud or theft against, or embezzlement from, Quest Diagnostics.

¡	“good reason” includes, without Dr. Mohapatra's prior written consent (except in the case of a “change in control”, as described below), the occurrence of one or more of the following circumstances which is not remedied by the Company within 30 days of receipt of a notice of termination from Dr. Mohapatra, (1) an assignment to him of any duties materially inconsistent with his position, duties, responsibilities, and status with Quest Diagnostics, or any material limitation of his powers not consistent with his powers as contemplated in the section of the Agreement describing the duties of Dr. Mohapatra, (2) removal of, or a failure to re-elect Dr. Mohapatra to, the position of President, Chief Executive Officer or as a member of the Board of Directors (unless in the case of the failure to re-elect him to the Board of Directors, the Board of Directors nominated him as a director and used its best efforts to have him re-elected to the Board of Directors), (3) any change of Dr. Mohapatra's title of President and Chief Executive Officer, (4) requiring him to be based at any office or location more than 75 miles commuting distance from the Company's principal executive offices in Teterboro, New Jersey, Lyndhurst, New Jersey or New York, New York, (5) a reduction in base salary or annual target bonus opportunity as in effect from time to time or benefits under the Agreement, (6) a “change in control” (whether or not Dr. Mohapatra consents), (7) a material breach by the Company of the Agreement, (8) the occurrence of an irreconcilable difference with the non-executive Chairman of the Board of Directors (should such position be established) such that Dr. Mohapatra is unable to effectively carry out his duties and responsibilities under the Agreement or (9) a failure by the Company to secure written assumption of the Agreement by a successor of the Company after a merger, consolidation or transfer of substantially all of its assets.

¡	“change in control” includes, (1) shareholder approval of any transaction contemplated to result in a sale or disposition of all or substantially all of Quest Diagnostics' assets or business or a plan of partial or complete liquidation of Quest Diagnostics or similar transactions, (2) shareholder approval of any transaction contemplated to result in (i) a merger or consolidation in which the surviving entity ceases to be a publicly traded company and Dr. Mohapatra is not the Chief Executive Officer of the publicly traded parent (if any) of the surviving entity or (ii) a merger or consolidation in which the surviving entity is a publicly traded company and Dr. Mohapatra is not the Chief Executive Officer of such surviving entity or (iii) a merger or consolidation in which the shareholders of the Company immediately prior to such transaction hold less than 50% of the voting power of the Company (and, in the case of the transactions in (1) and (2) above, the transaction is completed substantially in accordance with the terms approved by the shareholders and Dr. Mohapatra is not required to be identified in any United States securities law filing solely as a result of being a person or member of a group acquiring, holding or disposing of beneficial ownership of the Company's securities and/or assets and effecting a “change in control”), (3) the acquisition by any third party of at least 40% of the voting power of the outstanding shares of capital of Quest Diagnostics in a transaction not covered by clause (2) following which Quest Diagnostics ceases to be an independent public company or there is material diminution of Dr. Mohapatra's position, duties or responsibilities, a breach of the Agreement or an event giving rise to a “good reason” for termination by Dr. Mohapatra, or (4) during any period of not more than two consecutive years, individuals who at the beginning of such period were the Board of Directors and new directors who have entered into an agreement with the Company to effect a transaction described in (1), (2) or (3) above whose election was approved in a Board resolution by Dr. Mohapatra or whose election by the Board or nomination for election by the shareholders was approved by at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination was previously approved as described above, cease for any reason to constitute at least a majority of the Board.

Severance Arrangements

       Quest Diagnostics has a severance policy for all executive officers, other than Dr. Mohapatra, whereby:

•	Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics other than for cause prior to a change of control, in an amount equal to two times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and two times the annual award of variable compensation at the most recent target level. The executive would also be entitled to participate in Quest Diagnostics' health and welfare plans, to the extent permitted by the terms of the plans and applicable law, for a period of up to two years or until the officer is covered by a successor employer's benefit plans, whichever occurs first.

•	If, however, an executive officer's employment is terminated by Quest Diagnostics, other than for cause, during the 12-month period following a change in control, or the ninety-day period prior to a change of control in anticipation of a change of control, the severance benefit will be equal to three times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and three times the annual award of variable compensation at the most recent target level. These executive officers may receive gross-up payments in the event there are applicable excise taxes. The executive officer would also be entitled to participate in Quest Diagnostics' health and welfare programs, to the extent permitted by the terms of these plans and applicable law, for a period of up to three years or until the officer is covered by a successor employer's benefit plans, whichever is first. A “Change of Control” is defined in the policy to include the following: the acquisition by a person of 40% or more of the voting stock of the Company; the membership of the Board of Directors changes as a result of a contested election such that a majority of the Board members at any particular time was initially placed on the Board as a result of such contested election; approval by the Company's shareholders of a merger or consolidation in which the Company ceases to be an independent public company; or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors determines the compensation of Quest Diagnostics' executive officers and approves and recommends to the Board for approval the compensation of the Chief Executive Officer and the non-employee directors. The Board ratifies all compensation actions regarding the Chief Executive Officer. A more complete description of the Committee functions is set forth under the heading “Information About Our Corporate Governance: Board Committees—Compensation Committee”. Currently, the Compensation Committee has four members, each of whom is independent of management under the NYSE listing standards. None of the Committee members has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable SEC rules. The Committee meets in executive session on a regular basis to discuss pay adjustments for members of senior management.

Compensation Philosophy

       The Compensation Committee is responsible for ensuring that executive compensation is aligned with Quest Diagnostics' values and strategic objectives and is based on corporate, applicable business unit, and individual performance measures. The Committee intends to design and administer its compensation plans to:

•	Be competitive in design and potential to attract and retain talented executives who have the skills and experience required to achieve our strategic objectives;

•	Incent executives to balance appropriately the long-term interests of our employees, customers and shareholders;

•	Pay for performance, with above-market pay opportunity for performance that exceeds targets and delivers significant value to shareholders;

•	Be flexible to adjust for changing business conditions as well as the growth and diversification of the Company;

•	Be fiscally responsible and aligned with the Company's budget; and

•	Create long-term value for the Company and its shareholders.

       The key elements of executive compensation are base salary, annual incentive awards, and equity-based compensation, including stock options and performance shares. Each year the Committee evaluates Quest Diagnostics' performance and executive target and actual compensation levels compared to an executive compensation peer group. To assist in designing the Company's compensation programs, the Committee periodically retains the services of independent compensation consultants who report directly to the Committee and who meet with the Committee independent of management, at the Committee's request. In 2005, the Committee evaluated the competitiveness of senior management's total compensation relative to the pay of executives at a peer group comprising of the Standard & Poors' 500 Healthcare Equipment & Services Index, the same peer group used for total shareholder return comparison purposes in the performance graph shown on page 35. We refer to this peer group as the compensation peer group. In addition, in early 2006, the Committee was provided complete tally sheets by management showing the value of each element of compensation including deferred compensation for each of the executive officers shown on the Summary Compensation Table. The tally sheets showed the amounts the Company would need to pay out to each officer under various termination scenarios, including change in control.

Base Salary

       The Committee annually reviews and determines the base salaries of the Chief Executive Officer and the other executive officers, with its determination with respect to the Chief Executive Officer being subject to ratification by the entire Board. Quest Diagnostics targets salaries for most executive officers to approximate median levels in the compensation peer group. Base salary adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities.

Annual Incentives

       Annual bonuses for the Chief Executive Officer and the other executive officers are designed to reward continuous improvement in both financial performance as well as other key performance drivers. The Company's annual cash bonus incentives are paid in accordance with the Company's Senior Management Incentive Plan (“SMIP”), which was approved by the shareholders of the Company at the 2003 annual meeting of shareholders. The SMIP is designed to reward executives for the achievement of objectives linked to the Company's critical success factors. Individual incentive targets are established for plan participants based on competitive levels in the compensation peer group of companies. Incentive target levels are set within the limitations of the SMIP so as to result in total annual cash compensation in the range of 50th to 75th percentile of competitive practice depending on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance. Each year the Compensation Committee selects the executive officers who participate in the SMIP for the year, subject to a maximum number of ten participants for any year. For 2005, the Compensation Committee selected the Company's five executive officers as participants.

       Under the SMIP, each participant may be paid a bonus of up to 1% of the Company's Earnings (as defined in the SMIP) in the fiscal year, reduced at the discretion of the Compensation Committee by such amount, if any, as the Compensation Committee deems appropriate. For 2005, the maximum bonus payable under the SMIP to each participant was $9,398,000. However, consistent with the compensation philosophy described above, the Compensation Committee reduced the bonus payable to each named executive officer to the amount indicated in the Summary Compensation Table under the caption “Bonus” (ranging from $167,354 to $954,192). The actual amounts paid for 2005 were determined by performance, based on two factors: first, financial performance (which accounts for 72%), which was measured against objectives established for earnings per share and revenue growth; and, second, the Company's performance against other specific targets (which accounts for 28%), such as patient satisfaction, six sigma quality and employee satisfaction. For 2005, the financial objectives were weighted as follows: EPS 60% and revenue growth 12%, in determining the Company-wide incentive compensation pools. The types and relative importance of specific financial and other business objectives varied among Quest Diagnostics' executives depending upon their positions and the particular operation or functions for which they were responsible.

Long-Term Incentives

       Each year the Committee reviews and approves the issuances of long-term incentive awards to eligible employees who participate in the Company's long-term incentive plans, and with respect to the Chief Executive Officer, approves and makes recommendations to the Board for ratification by the Board. Prior to 2005, long-term incentive compensation was based solely on annual grants of stock options under the terms of the ELTIP. Based partially on a recommendation from the Compensation Committee's outside compensation consultant in 2004 as well as to create greater alignment with the Company's pay for performance philosophy, for 2005, long-term incentive awards were a combination of stock options and performance shares issued under the ELTIP.

       Performance shares will be earned based on the earnings per share performance of the Company over a multi-year period, and will be paid out in shares of common stock of Quest Diagnostics at the end of the term. The target performance shares issued in respect of 2005 provide for the issuance of stock based on Quest Diagnostics' earnings per share growth as compared to our peers in the compensation peer group. Depending upon the achieved “relative” earnings per share growth, 0% to 200% of the target number of shares may be awarded. Threshold awards equal to 0% of target will be earned when Quest Diagnostics earnings per share ranks at the 25th percentile or below of the peer group. Target awards are earned for ranking at the 55th percentile of the peer group. Maximum awards equal to 200% of target will be earned when Quest Diagnostics earnings per share growth ranks at the 85th percentile or above of the peer group. Awards for performance between these percentiles will be interpolated on a straight-line basis. The Committee believes that these grants directly align shareholder and management interests.

       The portion of the equity award granted in respect of 2005 in the form of stock options will vest over a three-year period and have a seven-year term. All options are granted with an exercise price that is not less than the fair market value of Quest Diagnostics common stock on the date of grant and option re-pricing is prohibited by the terms of the ELTIP, except if the Compensation Committee determines that one or more specified corporate transactions has affected the price per share such that an adjustment of outstanding awards is required to preserve (or prevent an enlargement of) the benefit or potential benefit intended at the time of the grant.

       Equity grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile of competitive levels, depending upon an executive's responsibilities, future potential, individual performance, and Company performance.

Supplemental Deferred Compensation Plan

       Quest Diagnostics maintains a Supplemental Deferred Compensation Plan (“SDCP”) that allows certain employees, including the named executive officers, to defer up to 50% of their eligible compensation in excess of their contributions under the Company's Profit Sharing Plan. In addition, certain members of management, including the named executive officers, have an additional opportunity to defer up to 95% of their variable incentive compensation. The compensation deferred under the SDCP, together with Company matching amounts, is credited with earnings or losses measured by the mirrored rate of return on investments elected by plan participants. The SDCP does not provide for guaranteed returns on plan contributions. With the adoption of the SERP, Dr. Mohapatra waived participation in the SDCP for 2005 and thereafter.

Chief Executive Officer Compensation

       The Committee meets with the other independent directors each year in executive session to evaluate the performance of Dr. Mohapatra. The results of this evaluation are considered in determining his compensation, consistent with the compensation philosophies described above. The Committee does not consult with the Chief Executive Officer or any other members of management when setting the Chief Executive Officer's compensation. The Committee approved, and recommended to the Board for ratification, Chief Executive Officer compensation using methods consistent with those used for other senior executives.

       In accordance with the terms of his employment agreement, in 2005, Dr. Mohapatra received a base salary of $965,000 per year, an annual incentive target award, payable under the SMIP, of 120% of base pay, and on February 22, 2005, he received a stock option award equal to 246,666 shares. In addition, in respect of 2005, an additional long-term incentive award in the form of 49,334 target performance shares was granted to Dr. Mohapatra.

       In February 2006, the Committee approved an annual incentive bonus for 2005 performance to Dr. Mohapatra equal to $954,192. This bonus award was based on achievement relative to the factors described in the section above titled “Annual Incentives.” The Committee's decision was based on the Company's overall financial performance, as well as the leadership displayed by Dr. Mohapatra during the year. With respect to the financial performance of the Company, the Committee focused on the Company's reported 7.4% revenue growth and 13% diluted earnings per share growth for the year, as well as the Company's strong cash from operations, overall balance sheet strength and improvements in operating income of the Company over the prior year.

       The Committee also reviewed perquisites and other compensation paid to Dr. Mohapatra for 2005, and found these amounts, in the aggregate, appropriate.

Other Executive Officers

       In 2005, each executive officer received adjustments to his base salary in accordance with the philosophy described above. The salary increases for each executive officer (other than Dr. Mohapatra) ranged from 5.0% to 7.0%. For 2005 performance, each executive officer received a bonus award under the SMIP, as shown in the Summary Compensation Table. These bonus awards were based on achievement relative to the factors described in the section above titled “Annual Incentives.” Additionally, each executive officer received an award of stock options during 2005. These options are shown in the Summary Compensation Table on page 24. Also, in respect of 2005, the Committee granted to Mr.

Hagemann, Mr. Zewe, Mr. Prevoznik and Mr. Peters target performance share awards. These performance share awards are shown in the Performance Share Grants Table on page 25.

       The Committee also reviewed perquisites and other compensation paid to each other executive officer for 2005, and found these amounts, in the aggregate, appropriate.

Executive Share Retention Guidelines

       In order to promote equity ownership and further align the interests of management with Quest Diagnostics' shareholders, the Committee adopted share retention and ownership guidelines for senior management in 2005. Under these guidelines, certain officers are expected to maintain a minimum ownership position equal to the lesser of an amount which approximates 33% of their 2004 stock option award or the number of shares shown below.

Chairman of the Board and Chief Executive Officer	100,000 shares
Other Executive Officers	40,000 shares
Other Senior Management Team members and Vice Presidents	16,000 shares

              The Committee periodically reviews these guidelines, and may adjust them, as appropriate.

Deductibility of Executive Compensation

       Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the next four most highly paid executive officers, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to Quest Diagnostics and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time when income is recognized under various awards. Certain compensation paid or awarded in prior years may not be fully deductible. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Quest Diagnostics' general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the SMIP and the grants of stock options, performance share grants and shares of incentive stock under the terms of the ELTIP. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Quest Diagnostics and its shareholders.

Summary

       The Committee believes that the Company's compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees' interests with those of its shareholders. The Committee believes that the compensation of the Company's executives is both appropriate and responsive to the goal of improving shareholder returns.

THE COMPENSATION COMMITTEE:
William F. Buehler, Chairman
Gary M. Pfeiffer
Daniel C. Stanzione, Ph.D.
John B. Ziegler

Compensation Committee Interlocks and Insider Participation

       No executive officer or other employee of the Company served as a member of the Company's Compensation Committee or as a member of the compensation committee on the board of any company where an executive officer of such company is a member of the Committee.

Performance Comparison

       Set forth below is a line graph comparing the cumulative total shareholder return on Quest Diagnostics' common stock since December 31, 2000, based on the market price of the Company's common stock and assuming reinvestment of dividends, with the cumulative total shareholder return of companies on the Standard & Poor's 500 Stock Index and the S&P 500 Healthcare Equipment & Services Index.

Quest Diagnostics Incorporated Performance Graph

Dec00

Dec01

Dec02

Dec03

Dec04

Dec05

QUEST DIAGNOSTICS INCORPORATED

S&P 500 INDEX

S&P 500 HEALTH CARE EQUIPMENT & SERVICES

COMPARISON OF CUMULATIVE FIVE-YEAR
TOTAL RETURN

$50

$60

$70

$80

$90

$100

$110

$120

$130

$140

$150

$160

		Total Shareholder Return			Performance Graph Values
Date	Closing DGX Price(1)	DGX	S&P 500	S&P 500 H.C.	DGX	S&P 500	S&P 500 H.C.

12/31/2000	$35.50				$100.00	$100.00	$100.00
12/31/2001	$35.86	1.00%	–11.89%	–4.29	$101.00	$88.11	$95.71
12/31/2002	$28.45	–20.65%	–22.10%	–13.53	$80.14	$68.64	$82.76
12/31/2003	$36.56	28.49%	28.68%	28.15	$102.97	$88.33	$106.07
12/31/2004	$47.78	31.62%	10.88%	17.75	$135.53	$97.94	$124.90
12/31/2005	$51.48	8.51%	4.91%	17.81	$147.06	$102.75	$147.14

(1)	All values are adjusted to reflect the Company's two-for-one stock splits that occurred on May 31, 2001 and June 20, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of Company stock with the SEC and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Although Mr. Peters timely filed Form 3 upon being elected an executive officer of the Company, as a result of a clerical error, certain option grants were omitted from such Form 3. Mr. Peters subsequently reported such option grants under an amended Form 3. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, or written representations from reporting persons, the Company believes that all other filing requirements applicable to its executive officers, directors and persons who own more than 10% of our common stock were complied with during 2005.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

       The primary purpose of the Audit and Finance Committee of the Board of Directors is (1) to assist in the Board's oversight of (a) the quality and integrity of the Company's financial statements and related disclosure, (b) the Company's compliance with legal and regulatory requirements, (c) the independent registered public accounting firm's qualifications and independence, and (d) the performance of the Company's internal audit function and independent registered public accounting firm, and (2) to provide advice to the Board on financing activities and other financial matters.

       The Audit and Finance Committee meets with management periodically to consider the adequacy of Quest Diagnostics' internal control over financial reporting and the objectivity of its financial reporting. The Committee also regularly meets privately with the Quest Diagnostics' independent registered public accounting firm and with the appropriate Quest Diagnostics personnel and internal auditors to discuss these matters. The Company's internal auditors and independent registered public accounting firm each have unrestricted access to the Committee. In addition, as part of the Committee's finance activities, the Committee reviews Quest Diagnostics' financing plans and other significant financial policies and actions, and makes recommendations to the full Board of Directors for approval of certain actions. The Committee also appoints the independent registered public accounting firm and periodically reviews their performance and independence from management and pre-approves all audit and non-audit services, if any, provided by the independent registered public accounting firm.

       The Board of Directors has adopted a written charter setting out the functions the Committee is to perform, a copy of which is attached as Appendix C to this proxy statement.

       Quest Diagnostics management has responsibility for Quest Diagnostics' financial statements and the overall reporting process, including the effectiveness of Quest Diagnostics' system of internal control over financial reporting. Management is responsible for maintaining the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

       The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Quest Diagnostics in conformity with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised. The independent registered public accounting firm also annually audits management's assessment of the effectiveness of internal control over financial reporting and audits the effectiveness of internal control over financial reporting. In the performance of its oversight role, the Committee reviewed Quest Diagnostics' audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm, to discuss those financial statements. The members of the Committee are not full-time employees of Quest Diagnostics and are not, and do not represent to be, performing the functions of auditors or accountants. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

       Management completed its documentation, testing and evaluation of the adequacy of the Company's system of internal control over financial reporting as of December 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Committee was apprised of the progress of the evaluation by both management and PricewaterhouseCoopers LLP, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Committee its report on the effectiveness of the Company's internal control over financial reporting. The Committee also received a report from PricewaterhouseCoopers LLP on management's assessment of the Company's internal control over financial reporting.

       The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as it may be modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with PricewaterhouseCoopers LLP. These items relate to that firm's independence from Quest Diagnostics. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to Quest Diagnostics, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers LLP's independence from Quest Diagnostics. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Codification of Statements on Auditing Standards, AU 380.

       Based on these reviews and discussions, the Committee recommended to the Board of Directors, and the Board has approved the inclusion of Quest Diagnostics' audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.

THE AUDIT AND FINANCE COMMITTEE:
Gary M. Pfeiffer, Chairman
Jenne K. Britell, Ph.D.
John C. Baldwin, M.D.
Rosanne Haggerty
Daniel C. Stanzione, Ph.D.

Fees and Services of PricewaterhouseCoopers LLP

       Aggregate fees for professional services rendered for Quest Diagnostics by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were:

	2005	2004

Audit Fees	$2,650,089	$1,921,926
Audit Related Fees	675,750	202,570
Tax Fees	84,349	55,249
Other Tax Fees	22,775	17,125
All Other Fees	1,500	34,260

Total Fees	$3,434,463	$2,231,130

       Audit Fees for each of the years ended December 31, 2005 and 2004, respectively, were for professional services rendered by PricewaterhouseCoopers LLP for the audits of the consolidated financial statements of the Company; statutory audits and subsidiary audits; issuance of comfort letters related to financing transactions; and assistance with review of documents filed with the SEC and professional services rendered for the audit of management's assessment of internal control over financial reporting and the audit of the Company's internal control over financial reporting.

       Audit Related Fees for each of the years ended December 31, 2005 and 2004, respectively, were for assurance and related services related to employee benefit plan audits and due diligence related to mergers and acquisitions.

       Tax Fees for each of the years ended December 31, 2005 and 2004, respectively, were for services related to tax compliance, including preparation of tax returns and claims for refunds. Such services are primarily for non-US tax matters.

       Other Tax Fees for each of the years ended December 31, 2005 and 2004, respectively, were for services related to tax planning and tax advice, including assistance with and representation before certain non-US tax authorities. None of these fees related to tax planning for any of the executive officers.

       All Other Fees for each of the years ended December 31, 2005 and 2004, respectively, were for software licenses related to electronic internal audit work papers and access to on-line technical accounting and reporting updates.

       The Audit and Finance Committee of the Board of Directors has considered all services rendered and does not believe that they are incompatible with PricewaterhouseCoopers LLP remaining independent.

Audit and Finance Committee Pre-Approval Policies and Procedures

       It is the policy of the Audit and Finance Committee to appoint the Company's independent registered public accounting firm(s) each fiscal year and to pre-approve each audit or non-audit service provided by such firm(s). Requests for pre-approval are considered at each regularly scheduled Audit and Finance

Committee meeting, or if necessary, are approved by unanimous written consent of all members of the Audit and Finance Committee. The Audit and Finance Committee has delegated to the chair of the committee the authority to approve audit and non-audit services to be performed by the Company's independent registered public accounting firm(s), subject to certain dollar limitations. All such approvals are communicated to the Audit and Finance Committee at the next scheduled Audit and Finance Committee meeting. For the year ended December 31, 2005, there was less than $6,000 of fees paid to the independent registered public accounting firm for which the de minimis exception from the Audit and Finance Committee pre-approval was used.

ADDITIONAL INFORMATION

       Quest Diagnostics files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

       To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Compensation Committee on Executive Compensation,” “Report of the Audit and Finance Committee” (to the extent permitted by the rules of the SEC) and “Performance Comparison” will not be deemed incorporated, unless specifically provided otherwise in such filing.

       The annual report to shareholders is being sent in connection with this proxy statement and includes (other than the exhibits thereto) the entire annual report on Form 10-K for the year ended December 31, 2005. Upon request, the Company will provide without charge a copy of its annual report on Form 10-K for the year ended December 31, 2005 to each record or beneficial owner of its common stock. Such requests should be directed to:

Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, New Jersey 07071
Attn: Investor Relations
(201) 393-5030

APPENDIX A

Proposed Amendment to the Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
of
QUEST DIAGNOSTICS INCORPORATED

       Quest Diagnostics Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

       FIRST, the name of the Corporation is Quest Diagnostics Incorporated.

       SECOND, the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

       THIRD, the Restated Certificate of Incorporation of the Corporation is hereby amended so that the first sentence of paragraph 4 shall read in its entirety as follows:

       “The total number of shares which the Corporation may henceforth have is 610,000,000, of which 10,000,000 shares are to have a par value of $1.00 each and 600,000,000 shares are to have a par value of $0.01 each, which shares shall be classified as follows:

10,000,000 shares, of the par value of $1.00 each, are to be Series Preferred Stock; and
600,000,000 shares, of the par value of $0.01 each, are to be Common Stock.”

       IN WITNESS WHEREOF, Quest Diagnostics Incorporated has caused this Certificate of Amendment to be duly executed by an authorized officer this [    ] day of [                      ], 2006.

QUEST DIAGNOSTICS INCORPORATED

By: Name: Title:

A-1

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APPENDIX B

Amended and Restated Employee Stock Purchase Plan

QUEST DIAGNOSTICS INCORPORATED
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

       The purpose of the Employee Stock Purchase Plan (the “Program”) of Quest Diagnostics Incorporated (the “Corporation”) is to provide to employees an ongoing opportunity to purchase shares of Common Stock of the Corporation (“Common Stock”).

       1. Administration. The Program will be administered by a committee appointed by the Board of Directors, consisting of at least three employees (the “Committee”). Members of the Committee shall be eligible to participate in the Program on the same terms as other employees. The Committee will have authority to (a) exercise all of the powers granted to it under the Program, (b) construe, interpret and implement the Program, (c) to prescribe, amend and rescind rules and regulations relating to the Program, including rules governing its own operations, (d) to make all determinations necessary or advisable in administering the Program and (e) to correct any defect, supply any omission and reconcile any inconsistency in the Program. The determination of the Committee on any matters relating to the Program shall be final, binding and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Program.

       2. Eligibility. Such groups of employees of the Corporation and any subsidiary or other entity as may from time to time be designated by the Committee (the “Participating Entity”) will be eligible to participate in the Program, in accordance with such rules as may be prescribed from time to time by the Committee. No employee can participate in the Program if such employee would, immediately after participating in the Program, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or of its parent or subsidiary corporations. A person may not participate in the Program unless such person is an “employee” as defined in the instructions to the Form S-8 registration statement under the Securities Act of 1933, as amended (or any successor form) as in effect from time to time.

       3. Shares Subject to the Program. The total number of shares of the Corporation's common stock, par value $0.01, (the “Common Stock”) which may be transferred pursuant to the Program will be five million (5,000,000) shares of Common Stock in the aggregate. The number of shares of Common Stock approved for the Program will, in the discretion of the Board of Directors, be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change affecting the Common Stock. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

       4. Offerings. The Corporation shall make on the last business day of each calendar month or such other period as the Committee may determine (such month or other period being an “Offering Period”), an offering to such employees to purchase shares of Common Stock under the Program.

       5. Participation. An employee eligible to participate in the Program pursuant to Section 2 above on the first day of any Offering Period may participate in such offering by completing and forwarding by a date, selected by the Committee, prior to such Offering Period a payroll deduction authorization form to the employee's appropriate payroll location. The employee will authorize a regular payroll deduction from his regular compensation and will specify the date on which such deduction is to commence, which may not be retroactive. With respect to any offering made under the Program, an employee may authorize a payroll deduction in a form as the Committee determines, but not in excess of the greater of (a) ten percent (10%) of the base salary an employee receives during the Offering Period (or during such portion thereof as an employee may elect to participate) and (b) such lesser amount as is determined by the Committee. Additionally, during the Offering Period, the Corporation shall be deemed to contribute an additional amount to the employee's account equal to 0.1765 multiplied by the amount of the payroll deduction authorized by the employee.

       The employee may at any time stop (but not increase or decrease) the employee's payroll deduction by filing a new payroll deduction authorization form. The cessation of contributions shall become effective as soon as possible after receipt of the form. The employee may thereafter begin participation again only during the next Offering Period. A payroll deduction may not be increased or reduced during any Offering Period. The Corporation will maintain payroll deduction accounts on its books for all participating employees.

       6. Interest and Application of Funds. The Corporation shall not credit employee accounts with interest and shall hold such accounts for the credit of employees as part of its general funds. All funds received or held by the Corporation under the Program may be used for any corporate purpose.

       7. No Withdrawal of Funds. Once an employee has begun participation in any Offering Period, he may stop his payroll deductions but, except as provided in Section 12 below, may not withdraw any cash balance accumulated in his account.

       8. Purchase of Shares. Each employee participating in any offering under the Program will be granted an option to purchase (an “Option”), upon the effective date of such offering, as many shares of Common Stock as may be purchased with the funds that the participating employee elects to withhold pursuant to Section 5 above.

       The purchase price for each share of Common Stock purchased will be the Market Price (as defined in Section 10 below) of a share of Common Stock on the last business day of any Offering Period. The account of each participating employee shall be totaled and the funds in the employee's account, including the additional amounts deemed to be contributed by the Company as of that date, shall be used to purchase Common Stock. The employee shall be deemed to have exercised an Option to purchase such shares of Common Stock at such price and the employee's account shall be charged for the amount of the purchase.

       To the extent an employee is deemed to have exercised an Option to purchase a fractional share of Common Stock pursuant to this Section 8, the value of such fractional share shall be paid to the employee in cash at the same time he or she is delivered certificates for whole shares purchased during the applicable Offering Period pursuant to Section 9. Subsequent shares of Common Stock purchased by the employee will be purchased in the same manner, subject to funds having again been deposited in the employee's account.

       9. Registration of Certificates. It is anticipated that shares of Common Stock purchased by the employee shall be held by a third party agent in an investment account established for the employee and that, unless special arrangements are made to the contrary, any dividends paid on shares of Common Stock purchased under the Program will be reinvested.

       Upon request by the employee to the third party agent or the Corporation, certificates for whole shares of Common Stock purchased by an employee will be delivered to him or her. Certificates when issued shall be registered only in the name of the employee.

       10. Definitions. The phrase “Market Price” means the closing price of Common Stock on a given day as reported in the Wall Street Journal or, if no sales of Common Stock were made on that day, the closing price of Common Stock on the next preceding day on which sales were made.

       11. Rights as a Stockholder. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under the Program unless and until ownership of such shares shall have been appropriately evidenced on the Corporation's books.

       12. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, no payroll deduction shall be taken with respect to any severance, life insurance or other similar payments due to such employee but, pursuant to the employee's payroll deduction authorization form, a payroll deduction will be made with respect to regular compensation due for the period prior to the participating employee's retirement, death or termination of employment and such employee will receive on the last day of the applicable Offering Period that number of shares of Common Stock which may be purchased pursuant to Section 8 above from funds in his or her account, provided that, in the event of an employee's death and upon the request of his estate but subject to the approval of the Committee, the balance in the deceased employee's account shall be paid to the employee's estate rather than utilized to purchase shares of Common Stock.

       13. Rights Not Transferable. Rights under the Program are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

       14. Amendment of the Program. The Board of Directors (or any officer of the Corporation to whom it delegates such authority) may at any time, or from time to time, amend or suspend the Program in any respect, including retroactively to the extent necessary; provided, however that no such action shall be made without shareholder approval if such approval is required under tax or stock exchange rules and regulations. Upon any such suspension or amendment of the Program during the term of an Offer, the Board of Directors (or any officer of the Corporation to whom it delegates such authority) may in its discretion determine that the applicable offer shall immediately terminate and that all amounts in the accounts of participating employees will be carried forward into the employee's payroll deduction account under a successor program, if any, or promptly refunded.

       15. Effectiveness of the Program. The Program will become effective upon its approval by the holders of stock entitled to vote at the Company's 2006 Annual Meeting of Shareholders (the “Effective Date”).

       16. Termination of the Program. The Program and all rights of employees under any offering hereunder shall terminate upon the earlier of:

       (a) on the day that participating employees become entitled to purchase a number of shares of Common Stock greater than the number of shares of Common Stock remaining available for purposes provided, however, if the number of shares of Common Stock so purchasable is greater than the shares of Common Stock remaining available, the available shares of Common Stock shall be allocated by the Committee among such participating employees in such manner as it deems fair; and

       (b) at any earlier time, at the discretion of the Board of Directors.

       No offering hereunder shall be made which shall extend beyond the tenth anniversary of the Effective Date. Upon termination of the Program all amounts in the accounts of participating employees shall be carried forward into the employee's payroll deduction account under a successor program, if any, or promptly refunded.

       17. Governmental Regulations. The Corporation's obligation to sell and deliver shares of Common Stock under the Program is subject to the approval of any governmental authority required for the authorization, issuance, or sale of such stock.

       18. Share Purchases. Purchases of outstanding shares may be made pursuant to and on behalf of the Program, upon such terms as the Board of Directors of the Corporation may approve, for delivery under the Program.

       19. No Right to Employment. Nothing in the Program shall confer upon any employee the right to continue in the employ of the Corporation or any Participating Entity or affect any right which the Corporation or any Participating Entity may have to terminate such employment.

       20. Governing Law. The Program shall be interpreted, construed and administered in accordance with the laws of the State of New Jersey, without giving effect to principles of conflict of laws.

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APPENDIX C

CHARTER OF THE AUDIT AND FINANCE COMMITTEE

Purpose

       The primary purpose of the Committee is (1) to assist in the Board's oversight of (a) the quality and integrity of the Company's financial statements and related disclosures, (b) the Company's compliance with legal and regulatory requirements, (c) the independent registered public accounting firm's qualifications and independence, and (d) the performance of the Company's internal audit function and independent registered public accounting firm and (2) to provide advice to the Board on financing activities and other financial matters. In connection with the Committee's responsibility for oversight of the Company's compliance with legal and regulatory requirements, the Committee acknowledges that the Company's Quality, Safety & Compliance Committee will continue to be primarily responsible for oversight of the Company's compliance with legal and regulatory requirements other than securities and accounting laws and regulations. In furtherance of its purpose, the Committee will maintain unrestricted and open communication between the Board of Directors, the independent registered public accounting firm, the internal auditors and the financial management of the Company.

Composition

1.	Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. The members of the Committee shall be appointed annually by the Board upon the recommendation of the Governance Committee.
2.	Qualifications. Each member of the Committee shall be a person who the Board has determined meets the independence standards under the rules of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934 and such other requirements as the Board shall determine. The Board shall also determine that each member of the Committee is financially literate, or that each member will become financially literate within a reasonable period of time after appointment to the Committee, and that one member of the Committee has accounting or related financial management expertise, as such qualifications are interpreted by the Board in its business judgment, and whether any member of the Committee is an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission.
3.	Limitation on Number of Boards. No director may serve as a member of the Committee if such director serves on the audit committees of more than three other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Company's annual proxy statement.
4.	Chair. The Chair of the Committee shall be appointed by the Board upon recommendation of the Governance Committee.
5.	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board upon the recommendation of the Governance Committee.

Operations

6.	Meetings. The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings. At all meetings of the Committee, the presence of a majority of the members of the Committee shall be necessary and sufficient to constitute a quorum for the transaction of business. Except when otherwise required by statute, the vote of a majority of the members of the Committee present and acting at a meeting at which a quorum is present shall be the act of the Committee. In the absence of a quorum, a majority of the members of the Committee present may adjourn the meeting from time to time, until a quorum shall be present. The Committee may also act by unanimous written consent of all the members.

7.	Agenda. The Chair of the Committee shall develop and set the Committee's agenda, in consultation with management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee in advance of each meeting.
8.	Report to Board. At each regular meeting of the Board, the Committee shall report to the Board on any meetings held or actions taken by the Committee since the last regular meeting of the Board with such recommendations as the Committee shall deem appropriate.
9.	Self-Evaluation; Assessment of Charter. The Committee shall conduct an annual self-evaluation of its performance and shall report to the Board the results of the self-evaluation. The performance evaluation of the Committee shall be conducted in such manner as the Committee deems appropriate. The Committee shall assess the adequacy of this Charter periodically (not less than annually) and recommend any changes to the Board.

Authority and Duties

In furtherance of its purpose, the Committee shall:
1.	In Relation to the Independent Registered Public Accounting Firm's Qualifications and Independence:
	(a)	Be directly responsible for the appointment, retention, compensation, evaluation and oversight of the work of the independent registered public accounting firm employed by the Company to audit its financial statements or perform related services, including the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting. The independent registered public accounting firm shall report directly to the Committee and, although the auditor appointment may be subject to stockholder ratification, the Committee shall retain the discretion to retain the independent registered public accounting firm and may change the appointment of the independent registered public accounting firm at any time if they determine that such change is in the best interests of the Company and its shareholders.
	(b)	Be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which the firm shall also report directly to the Committee.
	(c)	Have the sole authority to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent registered public accounting firm.
	(d)	Obtain from, and review with, the lead audit partner, annually or more frequently as the Committee considers appropriate, a report by the independent registered public accounting firm describing: the independent registered public accounting firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with these issues; and (in order to assess the independent registered public accounting firm's independence) all relationships between the independent registered public accounting firm and the Company, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1.
	(e)	Review the experience, qualifications and performance of the senior members of the independent registered public accounting firm team.
	(f)	Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.
	(g)	Pre-approve the hiring of any employee or former employee of the independent registered public accounting firm who was a member of the Company's independent audit team during the preceding three fiscal years. In addition, the Committee shall pre-approve the hiring of any employee or former employee of the independent registered public accounting firm (within the preceding three fiscal years) for senior positions within the Company, regardless of whether that person was a member of the Company's audit team.

2.	In Relation to the Performance of the Internal Audit Function and Independent Registered Public Accounting Firm:
	(a)	Meet with the internal auditor, independent registered public accounting firm and financial management to review the scope, planning and staffing of the proposed audit for the current year and, at the conclusion thereof, review such audit, including any comments or recommendations of the independent registered public accounting firm and inquire about whether any undue time pressures were placed on the independent registered public accounting firm.
	(b)	Review the organization, responsibilities, plans, results, budget and staffing of the internal audit function, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the summary of findings from completed and in progress internal audits.
	(c)	Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit and advise the Director of Internal Audit that he or she is expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto.
	(d)	Take into account the opinions of management and the Company's internal auditors in assessing the independent registered public accounting firm's qualifications, performance and independence.
	(e)	Review and discuss with the independent registered public accounting firm, internal auditors and financial management the quality, adequacy and effectiveness of the Company's internal control over financial reporting and any significant deficiencies or material weaknesses in the design or operation of such internal controls and elicit any recommendations for the improvement of such internal controls.
	(f)	Review the Company's policies with respect to risk assessment and risk management.
3.	In Relation to the Company's Financial Statements, Accounting Principles and Related Disclosures:
	(a)	Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including the Company's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations” before the filing of the Company's Form 10-K and Form 10-Q.
	(b)	Review and discuss with management earnings press releases before they are issued and the types of financial information and earnings guidance provided to analysts and rating agencies.
	(c)	Obtain in a timely manner from the independent registered public accounting firm and review with such firm, the internal auditors and financial management, an audit report relating to the Company's annual audited financial statements describing: (i) all critical accounting policies and practices used by the Company in preparing its financial statements, (ii) alternative treatments of financial information within United States generally accepted accounting principles that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material communications between the independent registered public accounting firm and management, such as any “management” letter or schedule of unadjusted differences. In addition, the Committee shall review with the independent registered public accounting firm any audit problems or difficulties or any significant matters associated with the Company's financial statements or arising from the audit, including disagreements with management, and managements' response.
	(d)	Review with management, and any outside professionals as the Committee considers appropriate, the adequacy and effectiveness of the Company's disclosure controls and procedures, and elicit any recommendations for the improvement of such controls and procedures.

	(e)	Review with management, and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company's financial statements.
	(f)	Prepare the Committee's report required by the Securities and Exchange Commission to be included in the Company's annual proxy statement.
	(g)	Consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Committee by the independent registered public accounting firms required by or referred to in SAS 61 (communication with Audit Committees), as it may be modified or supplemented, or other professional standards.
4.	In Relation to Compliance with Legal and Regulatory Requirements:
	(a)	Obtain and review reports from management, the internal auditor, the independent registered public accounting firm and the Quality, Safety & Compliance Committee regarding legal matters (including the status of pending litigation) and compliance with all applicable legal and regulatory requirements that may have a material effect on the Company's business, financial statements or compliance policies, including any material reports or inquiries from regulatory or governmental agencies.
	(b)	Obtain and review reports from management and the Quality, Safety & Compliance Committee regarding the adequacy and effectiveness of the Company's procedures to ensure compliance with its legal and regulatory responsibilities.
	(c)	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
5.	In Relation to the Committee's Finance Responsibilities:
Give advice and make recommendations with regard to investments, debt financings, stock issuances, stock repurchases, dividend payments and other significant financial policies and actions.
6.	In Relation to the Committee's General Responsibilities:
	(a)	Periodically meet separately with the internal auditor and independent registered public accounting firm without members of management present. The Committee shall meet separately with the independent registered public accounting firm at or in connection with every in-person meeting of the Committee at which the independent registered public accounting firm is present.
	(b)	Periodically meet separately with members of management without the internal auditor or independent registered public accounting firm present.
	(c)	Discharge such other responsibilities as may be delegated by the Board.

Clarification of the Committee's Role

       The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as it may deem necessary or appropriate for the performance of its duties. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee, as it deems appropriate in accordance with applicable laws and regulations and the requirements of the New York Stock Exchange.

       The Committee's responsibility is one of oversight. It is the responsibility of the Company's management to prepare consolidated financial statements in accordance with applicable laws and regulations and to maintain appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The Company's independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company's financial statements, internal control over financial reporting and management's assessment of the effectiveness of internal control over financial reporting, as well as conducting a review of the Company's quarterly financial statements to be filed on Form 10-Q. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities and personnel. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures or to set auditor independence standards.

       The Committee shall have the authority to select, retain and terminate counsel, accountants, auditors or other advisors as and on such terms as the Committee deems appropriate to discharge its duties and responsibilities without seeking approval of the Board or management. The Committee shall receive appropriate funding, as determined by the Committee, from the Company to pay any such counsel, accountants, auditors or other advisors and other expenses of the Committee that are necessary and appropriate in order to carry out its duties.

(As amended on February 16, 2006)

MI1860

 Appendix I

QUEST DIAGNOSTICS INCORPORATED

1290 Wall Street West

Lyndhurst, New Jersey 07071

Quest Diagnostics Incorporated will be holding its Annual Meeting of Shareholders on May 4, 2006. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

Telephone and Internet Voting

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2006 Annual Meeting.

Quest Diagnostics Incorporated

Please fold and detach card at perforation before mailing.

QUEST DIAGNOSTICS INCORPORATED	PROXY / VOTING INSTRUCTION FORM

1.	ELECTION OF DIRECTORS
	Nominees:	(1) Jenne K. Britell, Ph.D.	(2) Gail R. Wilensky, Ph.D.	(3) John B. Ziegler

		❑ FOR all	❑ WITHHOLD all	❑ FOR all except (*)

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike that nominee’s name in the list above.)

Your Board of Directors Recommends that You Vote FOR ALL THE LISTED NOMINEES for terms expiring in 2009.

				FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.			❑	❑	❑
Your Board of Directors Recommends that You Vote FOR this Proposal.
				FOR	AGAINST	ABSTAIN
3.	Proposal to approve an amendment to the Charter to increase the number of authorized shares of Common Stock to 600 million.			❑	❑	❑
Your Board of Directors Recommends that You Vote FOR this Proposal.
				FOR	AGAINST	ABSTAIN
4.	Proposal to approve the amended Employee Stock Purchase Plan.			❑	❑	❑
Your Board of Directors Recommends that You Vote FOR this Proposal.

❑	Please mark this box if you plan to attend the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

V O T E B Y T E L E P H O N E
c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T
Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253. Mailed proxies must be received on or before 12:00 midnight, E.D.T. on May 3, 2006.

Vote by Telephone Call toll-free using a touch-tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m., E.D.T.
on May 4, 2006, to assure that it is counted in the final tabulation.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE.
DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

This Proxy must be signed and dated below. Please fold and detach card at perforation before mailing.

QUEST DIAGNOSTICS INCORPORATED	PROXY / VOTING INSTRUCTION FORM

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder hereby appoints Michael E. Prevoznik, Sirisha Gummaregula and Leo C. Farrenkopf, Jr., and each of them, each with full power of substitution, proxies to represent the undersigned shareholder and to vote all shares of Common Stock of Quest Diagnostics Incorporated that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022 on Thursday, May 4, 2006, at 10:30 a.m. E.D.T., and any adjournment of that meeting.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of the proposals identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Signature(s)

Signature(s)

Date:	, 2006

IMPORTANT – Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.